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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 1, 2010

Dear Shareholder:

        The 2010 annual general meeting of Transocean Ltd. will be held on Friday, May 14, 2010 at 4:00 p.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland. The invitation to the annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

        It is important that your shares be represented and voted at the meeting whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.

        Sincerely,

Robert E. Rose Chairman of the Board	Steven L. Newman Chief Executive Officer

        This invitation, proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April 1, 2010.

INVITATION TO ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
Friday, May 14, 2010
4:00 p.m., Swiss time,
at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland

Agenda Items

  (1)
  Approval of the 2009 Annual Report, including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2009 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2009.

    Proposal of the Board of Directors

    The Board of Directors proposes that the 2009 Annual Report, including the consolidated financial statements for fiscal year 2009 and the statutory financial statements for fiscal year 2009 be approved.

  (2)
  Discharge of the Members of the Board of Directors and the Executive Officers for Fiscal Year 2009.

    Proposal of the Board of Directors

    The Board of Directors proposes that discharge be granted to the members of the Board of Directors and the executive officers from liability for activities during fiscal year 2009.

  (3)
  Appropriation of the Available Earnings for Fiscal Year 2009 to be Carried Forward.

    Proposal of the Board of Directors

    The Board of Directors proposes that all available earnings of the Company be carried forward.

    Appropriation of the Company's Available Earnings (in thousands)

CHF
Balance brought forward from previous years	45
Net profit of the year	36,668
Total available earnings	36,713
Appropriation of available earnings
Balance to be carried forward on this account	36,713
  (4)
  Change of the Company's Place of Incorporation in Switzerland.

    Proposal of the Board of Directors

    The Board of Directors proposes that the Company change its place of incorporation in Switzerland from Zug, Canton of Zug, Switzerland, to Steinhausen, Canton of Zug, Switzerland.

  (5)
  Renewal of the Company's Authorized Share Capital.

    Proposal of the Board of Directors

    The Board of Directors proposes that the Articles of Association be amended to renew the Company's authorized share capital until May 14, 2012.

  (6)
  Distribution to Shareholders in the Form of a Par Value Reduction.

    Proposal of the Board of Directors

    The Board of Directors proposes approval of the resolution described under Proposal 6 with respect to the payment of a distribution to shareholders in the form of a par value reduction.

i

  (7)
  Amendments to the Articles of Association to Reflect The Swiss Federal Act on Intermediated Securities.

    Proposal of the Board of Directors

    The Board of Directors proposes approval of the resolution described under Proposal 7 with respect to amendments to the Articles of Association to reflect The Swiss Federal Act on Intermediated Securities, which became effective as of January 1, 2010.

  (8)
  Election of Directors.

    Proposal of the Board of Directors

    The Board of Directors proposes that the nominee set forth below be elected as a Class II Director for a three-year term:

      •
      Steven L. Newman

    The Board of Directors further proposes that the directors set forth below be reelected as Class II Directors for a three-year term:

      •
      Thomas W. Cason

      •
      Robert M. Sprague

      •
      J. Michael Talbert

      •
      John L. Whitmire

  (9)
  Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2010 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor for a Further One-Year Term.

    Proposal of the Board of Directors

    The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.'s independent registered public accounting firm for the fiscal year 2010 and that Ernst & Young Ltd., Zurich, be reelected as Transocean Ltd.'s auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2010 annual general meeting and terminating on the day of the 2011 annual general meeting.

Organizational Matters

        A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of March 15, 2010. Any additional shareholders who are registered in Transocean Ltd.'s share register on April 26, 2010 will receive a copy of the proxy materials after April 26, 2010. Shareholders not registered in Transocean Ltd.'s share register as of April 26, 2010 will not be entitled to attend, vote or grant proxies to vote at, the 2010 annual general meeting. No shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 26, 2010 and the opening of business on the day following the annual general meeting. BNY Mellon Shareowner Services, which maintains Transocean Ltd.'s share register, will, however, continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

        Shareholders registered in Transocean Ltd.'s share register as of April 26, 2010 have the right to attend the annual general meeting and vote their shares, or may grant a proxy to vote on each of the proposals in this invitation and any other matter properly presented at the meeting for consideration to either Transocean Ltd. (as corporate proxy) or the independent representative, Rainer Hager, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it either to:

    Transocean Ltd.
    Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717

    or, if granting a proxy to the independent representative
    Rainer Hager
    Attorney-at-Law and Notary
    Schweiger Advokatur/Notariat
    Dammstrasse 19
    CH-6300
    Zug, Switzerland

        We urge you to return your proxy card by 4 p.m. Eastern Daylight Time (EDT) on May 13, 2010 to ensure that your proxy card is timely submitted.

        Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Shares of holders who have timely submitted a properly executed proxy card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative or neither is specified) will be voted in the manner recommended by the Board of Directors and Transocean Ltd. will act as your proxy. Any proxy card marked to grant a proxy to both Transocean Ltd. (as corporate proxy) and the independent representative will be counted as a proxy granted to Transocean Ltd. only.

        In the case of shareholders who have timely submitted a properly executed proxy card, if any other matters are properly presented at the meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, have the discretion to vote on these matters in the manner recommended by the Board of Directors.

        Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares.

        We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association.

        Please note that shareholders attending the annual general meeting in person or by proxy are required to show their admission card on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.

Proxy Holders of Deposited Shares

        Institutions subject to the Swiss Federal Law on Banks and Savings Banks and professional asset managers who hold proxies for beneficial owners who did not grant proxies to Transocean Ltd. or the independent representative are kindly asked to inform Transocean Ltd. of the number and par value of the registered shares they represent as soon as possible, but no later than May 14, 2010, 12:00 p.m. Swiss time, at the admission office for the annual general meeting.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements

        A copy of the 2009 Annual Report (including the consolidated financial statements for fiscal year 2009, the statutory financial statements of Transocean Ltd. for fiscal year 2009 and the audit reports on such consolidated and statutory financial statements) is available for physical inspection at Transocean Ltd.'s registered office c/o Reichlin & Hess, Rechtsanwälte, Hofstrasse 1A, CH-6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting Eric B. Brown, our General Counsel, at our principal executive offices in Switzerland, c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland, telephone number +41 (22) 930-9000, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046.

On behalf of the Board of Directors,
Robert E. Rose Chairman of the Board

Zug, Switzerland
April 1, 2010

YOUR VOTE IS IMPORTANT

        You may designate proxies to vote your shares by mailing the enclosed proxy card. Please review the instructions in the proxy statement and on your proxy card regarding voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 14, 2010.

Our proxy statement and 2009 Annual Report are available at
http://www.deepwater.com/proxymaterials.cfm.

Page
Information about the Meeting And Voting	P-1

Proposal 1. Approval of the 2009 Annual Report, the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2009 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2009

P-5
Proposal 2. Discharge of the Board of Directors and Executive Officers from Activities during Fiscal Year 2009	P-6
Proposal 3. Appropriation of Available Earnings for Fiscal Year 2009 to be Carried Forward	P-6
Proposal 4. Change of the Company's Place of Incorporation in Switzerland	P-7
Proposal 5. Renewal of the Company's Authorized Share Capital	P-7
Proposal 6. Distribution to Shareholders in the Form of a Par Value Reduction	P-8
Proposal 7. Amendments to the Articles of Association to Reflect The Swiss Federal Act on Intermediated Securities	P-9
Proposal 8. Election of Directors	P-10
Corporate Governance	P-15
Board Meetings and Committees	P-20
Director Compensation	P-23
Audit Committee Report	P-25
Security Ownership of Certain Beneficial Owners	P-26
Security Ownership of Directors and Executive Officers	P-27
Compensation Discussion and Analysis	P-28
Executive Compensation Committee Report	P-47
Executive Compensation	P-48
Summary Compensation Table	P-48
Grants of Plan-Based Awards for Fiscal Year 2009	P-51
Outstanding Equity Awards at Fiscal Year-End 2009	P-52
Option Exercises and Shares Vested for Fiscal Year 2009	P-53
Pension Benefits for Fiscal Year 2009	P-53
Nonqualified Deferred Compensation for Fiscal Year 2009	P-57
Potential Payments Upon Termination or Change of Control	P-58
Equity Compensation Plan Information	P-65

Proposal 9. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2010 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term

P-65
Fees Paid to Ernst & Young	P-66
Audit Committee Pre-Approval of Audit and Non-Audit Services	P-66
Other Matters	P-67

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
MAY 14, 2010

INFORMATION ABOUT THE MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of our Board of Directors, to be voted at our annual general meeting to be held on May 14, 2010 at 4:00 p.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland.

Proposals

        At the annual general meeting, shareholders will be asked to vote upon the following:

  •
  Approval of the 2009 Annual Report, the consolidated financial statements of Transocean Ltd. for fiscal year 2009 and the statutory financial statements of Transocean Ltd. for fiscal year 2009.

  •
  Discharge of the members of the Board of Directors and the executive officers from liability for activities during fiscal year 2009.

  •
  Appropriation of available earnings for fiscal year 2009 to be carried forward.

  •
  Change of the Company's place of incorporation in Switzerland.

  •
  Renewal of the Company's authorized share capital.

  •
  Distribution to shareholders in the form of a par value reduction.

  •
  Amendments to the Articles of Association to reflect The Swiss Federal Act on Intermediated Securities.

  •
  Election of directors:

    The following nominee is proposed to be elected as a Class II Director for a three-year term:

    •
    Steven L. Newman

    Each of the directors set forth below is proposed to be reelected as a Class II Director for a three-year term:

    •
    Thomas W. Cason

    •
    Robert M. Sprague

    •
    J. Michael Talbert

    •
    John L. Whitmire

  •
  Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2010 and reelection of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term.

Quorum

        Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the meeting constitutes a quorum for purposes of this annual general meeting. Abstentions and "broker nonvotes" will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date

        Only shareholders of record on April 26, 2010 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the annual general meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on April 26, 2010 and the opening of business on the day following the annual general meeting.

Votes Required

  •
  Approval of the proposal with respect to the 2009 Annual Report and the 2009 consolidated financial statements and 2009 statutory financial statements of Transocean Ltd. requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

  •
  Approval of the proposal to discharge the members of the Board of Directors and our executive officers from liability for activities during fiscal year 2009 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots. No member of the Board of Directors or Transocean executive officer has voting rights in relation to the proposal to discharge the members of the Board of Directors and our executive officers from liability for activities during fiscal year 2009.

  •
  Approval of the proposal for the appropriation of available earnings for fiscal year 2009 to be carried forward requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

  •
  Approval of the proposal to change the Company's place of incorporation in Switzerland requires the affirmative vote of two-thirds of the votes represented at the annual general meeting. An abstention or blank or invalid ballot will have the effect of a vote "against" this proposal.

  •
  Approval of the proposal to renew the Company's authorized share capital requires the affirmative vote of two-thirds of the votes represented at the annual general meeting. An abstention or blank or invalid ballot will have the effect of a vote "against" this proposal.

  •
  Approval of the proposal to authorize a distribution to shareholders in the form of a par value reduction requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

  •
  Approval of the proposal to amend the Articles of Association to reflect The Swiss Federal Act on Intermediated Securities requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

  •
  Approval of the proposal to elect one nominee and reelect four nominees named in the proxy statement as directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual general meeting. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat. You may vote "for" or "against" or "abstain" with respect to the election of each director. Only votes "for" or "against" are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker non-votes are not counted for purposes of the election of directors. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a director nominee is elected but does not receive more votes cast "for" than "against" the nominee's election.

  •
  Approval of the proposal to appoint Ernst & Young LLP as the Company's independent registered public accounting firm for 2010 and to reelect Ernst & Young Ltd. as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the annual general meeting on the proposal. Abstentions and blank or invalid ballots are not counted for purposes of this proposal.

        As of March 15, 2010, there were 321,648,769 shares outstanding. Only registered holders of our shares on April 26, 2010, the record date established for the annual general meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Proxies

        A proxy card is being sent to each record holder of shares as of March 15, 2010. In addition, a proxy card will be sent to each additional record holder of shares as of the record date, April 26, 2010. If you are registered as a shareholder in Transocean Ltd.'s share register as of April 26, 2010, you may grant a proxy to vote on each of the proposals and any other matter properly presented at the meeting for consideration to either Transocean Ltd. or the independent representative, Rainer Hager, by marking your proxy card appropriately, executing it in the space provided, dating it and returning it either to:

    Transocean Ltd.
    Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717

    or, if granting a proxy to the independent representative
    Rainer Hager
    Attorney-at-Law and Notary
    Schweiger Advokatur/Notariat
    Dammstrasse 19
    CH-6300
    Zug, Switzerland

        We urge you to return your proxy card by 4 p.m. Eastern Daylight Time (EDT) on May 13, 2010 to ensure that your proxy card is timely submitted. Proxies granted to Transocean Ltd. will not be exercised by an executive officer or director of Transocean Ltd. at the annual general meeting.

        Please sign, date and mail your proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

        Under New York Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine matters are referred to as "broker non-votes." The proposal for the election of directors is a non-routine matter under New York Stock Exchange rules. If you hold your shares in "street name," your broker may not be able to vote your shares in the election of directors unless the broker receives appropriate instructions from you. We recommend that you contact your broker.

        If you were a holder on the record date and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder on the record date and you have timely submitted a properly executed proxy card and have not specifically indicated your votes (irrespective of whether a proxy has been granted to Transocean Ltd. or the independent representative or neither is specified), your shares will be voted in the manner recommended by the Board of Directors and Transocean Ltd. will act as your proxy. Any proxy card marked to grant a proxy to both Transocean Ltd. (as corporate proxy) and the independent representative will be counted as a proxy granted to Transocean Ltd. only.

        There are no other matters that the Board of Directors intends to present, or has received proper notice that others will present, at the annual general meeting. If any other matters are properly presented at the meeting for consideration, Transocean Ltd. and the independent representative, as applicable, will, in the absence of specific instructions to the contrary, vote any proxies submitted to them on these matters in the manner recommended by the Board of Directors.

        You may revoke your proxy card at any time prior to its exercise by:

  •
  giving written notice of the revocation to our Corporate Secretary at Transocean Ltd., c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, CH-6300, Zug, Switzerland, with respect to proxies granted to Transocean Ltd., or to the independent representative at the address set forth above, with respect to proxies granted to the independent representative;

  •
  appearing at the meeting, notifying our Corporate Secretary, with respect to proxies granted to Transocean Ltd., or the independent representative, with respect to proxies granted to the independent representative, and voting in person; or

  •
  properly completing and executing a later-dated proxy and timely delivering it to our Corporate Secretary or the independent representative.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

        We may accept a proxy by any form of communication permitted by Swiss law and our Articles of Association. Please note that shareholders attending the annual general meeting in person or by proxy are required to show their admission card on the day of the annual general meeting. In order to determine attendance correctly, any shareholder leaving the annual general meeting early or temporarily is requested to present such shareholder's admission card upon exit.

Background of Transocean

        In November 2007, we completed our merger transaction (the "Merger") with GlobalSantaFe Corporation ("GlobalSantaFe"). Immediately prior to the effective time of the Merger, each of Transocean Inc.'s outstanding ordinary shares was reclassified by way of a scheme of arrangement under Cayman Islands law into (1) 0.6996 Transocean Inc. ordinary shares and (2) $33.03 in cash (the "Reclassification"). At the effective time of the Merger, each outstanding ordinary share of GlobalSantaFe was exchanged for (1) 0.4757 Transocean Inc. ordinary shares (after giving effect to the Reclassification) and (2) $22.46 in cash.

        In December 2008, Transocean Ltd. completed a transaction pursuant to an Agreement and Plan of Merger among Transocean Ltd., Transocean Inc., which was our former parent holding company, and Transocean Cayman Ltd., a company organized under the laws of the Cayman Islands that was a wholly-owned subsidiary of Transocean Ltd., pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company (the "Redomestication Transaction"). In the Redomestication Transaction, Transocean Ltd. issued one of its shares in exchange for each ordinary share of Transocean Inc. In addition, Transocean Ltd. issued 16 million of its shares to Transocean Inc. for future use to satisfy Transocean Ltd.'s obligations to deliver shares in connection with awards granted under our incentive plans, warrants or other rights to acquire shares of Transocean Ltd. The Redomestication Transaction effectively changed the place of incorporation of our parent holding company from the Cayman Islands to Zug, Switzerland. As a result of the Redomestication Transaction, Transocean Inc. became a direct, wholly-owned subsidiary of Transocean Ltd. In connection with the Redomestication Transaction, we have also relocated our principal executive offices to Vernier, Switzerland.

        References to "Transocean," the "Company," "we," "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

PROPOSAL 1.

Approval of the 2009 Annual Report, including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2009 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2009

Proposal

        The Board of Directors proposes that the 2009 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2009 and the statutory financial statements for fiscal year 2009, be approved.

Explanation

        The consolidated financial statements of Transocean Ltd. for fiscal year 2009 and the Swiss statutory financials for fiscal year 2009 are contained in the 2009 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at the Company's registered office c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, 6300, Zug, Switzerland. The 2009 Annual Report also contains information on the Company's business activities and our business and financial situation and the reports of Ernst & Young Ltd., Zurich, the Company's auditors pursuant to the Swiss Code of Obligations, on the Company's consolidated financial statements for fiscal year 2009 and statutory financial statements for fiscal year 2009 and in its reports, Ernst & Young Ltd., the Company's auditors pursuant to the Swiss Code of Obligations, recommended without qualification that the Company's consolidated financial statements and statutory financial statements for the year ended December 31, 2009 be approved. Ernst & Young Ltd. expresses its opinion that the "consolidated financial statements for the year ended December 31, 2009 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principals generally accepted in the United States of America (US GAAP) and comply with Swiss law." Ernst & Young Ltd. further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2009 and the proposed appropriation of available earnings comply with Swiss law and the Articles of Association of the Company.

        Under Swiss law, the 2009 Annual Report and the consolidated financial statements and Swiss statutory financials must be submitted to shareholders for approval at each annual general meeting.

        If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        The Board of Directors recommends a vote "FOR" approval of the 2009 Annual Report, the consolidated financial statements and the Swiss Statutory Financials.

PROPOSAL 2.

Discharge of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year 2009

Proposal

        The Board of Directors proposes that shareholders discharge the members of the Board of Directors and our executive officers from liability for activities during fiscal year 2009.

Explanation

        As is customary for Swiss corporations and in accordance with article 698, para. 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and our executive officers from liability for their activities during fiscal year 2009. This release is only effective with respect to facts that have been disclosed to shareholders and binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge of the resolution.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots. No member of the Board of Directors or Transocean executive officer has voting rights in relation to the proposal.

Recommendation

        The Board of Directors recommends a vote "FOR" the proposal to discharge the members of the Board of Directors and our executive officers from liability for activities during fiscal year 2009.

PROPOSAL 3.

Appropriation of the Available Earnings for Fiscal Year 2009 to be Carried Forward

Proposal of the Board of Directors

        The Board of Directors proposes that all available earnings of the Company for the fiscal year 2009 be carried forward.

CHF
Appropriation of the Company's Available Earnings
(in thousands)
Balance brought forward from previous years	45
Net profit of the year	36,668
Total available earnings	36,713
Appropriation of available earnings
Balance to be carried forward on this account	36,713

Explanation

        Under Swiss law, the appropriation of available earnings as set forth in the Swiss statutory financials must be submitted to shareholders for approval at each Annual General Meeting. The available earnings at the disposal of the Company's shareholders at the 2010 Annual General Meeting are the earnings of the Transocean group parent company, on a stand-alone basis.

        The Board of Directors proposes that CHF 36,713,000 (the entire available earnings balance) be carried forward in available earnings as freely distributable reserves.

Required Vote

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL 4.

Change of the Company's Place of Incorporation in Switzerland

        The Board of Directors proposes that the Company amend Article 1 of the Company's Articles of Association (the "Articles of Association") to change its place of incorporation in Switzerland from Zug, Canton of Zug, Switzerland, to Steinhausen, Canton of Zug, Switzerland.

Explanation

        The Company has leased offices in Steinhausen, Canton of Zug, Switzerland, and, consequently, the Board of Directors proposes that Steinhausen, Canton of Zug, replace Zug, Canton of Zug, as the Company's place of incorporation within Switzerland. The proposed amendment to the Articles of Association is included in Annex A.

Required Vote

        The affirmative "FOR" vote of two-thirds of the votes represented at the annual general meeting. An abstention or blank or invalid ballot will have the effect of a vote "against" this proposal.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL 5.

Renewal of the Company's Authorized Share Capital

Proposal of the Board of Directors

        The Board of Directors proposes that its authority to issue shares out of the Company's authorized share capital be reapproved and extended for an additional two-year period, starting on the date of the 2010 annual general meeting, May 14, 2010, and expiring on May 14, 2012.

Explanation

        Under the Swiss Code of Obligations, the authority of the Board of Directors to issue shares out of the Company's authorized share capital is limited to a maximum two-year period. The use of authorized share capital under Article 5 of the Articles of Association expires on December 18, 2010. The proposed amendments to the Articles of Association are included in Annex B.

Required Vote

        The affirmative "FOR" vote of two-thirds of the votes represented at the general meeting. An abstention or blank or invalid ballot will have the effect of a vote "against" this proposal.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

 PROPOSAL 6.

Distribution to Shareholders in the Form of a Par Value Reduction

Proposal of the Board of Directors

        The Board of Directors proposes to make a cash distribution to shareholders in the form of a par value reduction in an amount in Swiss francs ("CHF") equal to 3.11 U.S. dollars ("USD") per issued share (including treasury shares) to be calculated and paid in USD in four quarterly installments as described below under "Explanation." Each quarterly installment will be made only after the record date and payment date for such installment have been established and the registration of each par value reduction in the commercial register has been completed. Because the distribution will be paid on all shares, including treasury shares, approximately four percent of the distribution will be paid to our wholly-owned subsidiary, Transocean Inc.

Explanation

        Under Swiss law, distributions may be made in the form of either (1) an ordinary dividend or (2) a distribution through the reduction in the aggregate par value of the Company's outstanding shares. Ordinary dividends and distributions through a reduction in par value are required to be approved by shareholders. The Board of Directors is proposing that, in lieu of an ordinary dividend, a distribution to shareholders be made through a reduction in the per share par value of the Company's registered shares because distributions in the form of capital reductions are not subject to Swiss withholding tax.

        The Board of Directors is seeking shareholder approval of a capital reduction in an aggregate amount equal to a CHF amount per share determined by (1) multiplying USD 3.11 by an exchange rate of CHF per one USD (rounded down to the nearest 0.01) as determined by the Board of Directors in its discretion, based on an exchange rate prevailing approximately two business days prior to the date of the 2010 annual general meeting, and (2) rounding the resulting CHF amount up to the nearest even 0.01 of a Swiss franc (the term even meaning .00, .02, .04, .06 or ..08 of a Swiss franc, as opposed to, for example, .03) that is divisible by four. The amount of the aggregate capital reduction would be distributed to shareholders in four installments, and the amount of each installment would be determined by dividing the aggregate per share capital reduction by four. Capital reduction payments will be made in USD converted at a USD/CHF exchange rate as determined by the Board of Directors in its discretion, based on an exchange rate prevailing approximately two business days prior to the date of the relevant installment payment, unless a shareholder timely elects to receive such payment in CHF. For each quarterly installment payment, the period for such election will commence on the relevant installment record date and expire on the date that is 10 calendar days prior to the expected installment payment date at 4:00 p.m., New York time.

        The Board of Directors will communicate the definitive CHF per share aggregate capital reduction amount prior to the date of the annual general meeting.

        If you are a holder of shares registered in our share register, you must elect in writing to the following address:

  BNY Mellon Shareowner Services
  Attn: Steven Myers
  480 Washington Boulevard
  29th Floor
  Jersey City, NJ 07310 USA
  Fax number: +1 (732) 667-9464

        If you hold your shares in the name of a bank, broker or other nominee, please contact your bank, broker or nominee in order to make election arrangements. The Board of Directors expects to set the four payment dates for the four installments in July 2010, October 2010, January 2011, and April 2011, respectively, or as soon after each such period as is practicable. No distribution installment will be paid to shareholders with respect to any shares that are issued between the record date and payment date with respect to such installment. In any event, the Company must register the partial capital reduction related to each installment in the commercial register of the Canton of Zug prior to the payment of such installment.

        Before any capital reduction may be registered in the commercial register of the Canton of Zug, a state supervised auditing enterprise must deliver a report prepared in accordance with article 732 para. 2 of the Swiss Code of Obligations confirming that the receivables of the creditors of the Company will be fully covered by assets after giving effect to such capital reduction. The first report of Ernst & Young Ltd., Zurich, Switzerland, will be available at the 2010 annual general meeting. Subsequent auditor reports will be available on the date the Board of Directors submits the application for registration of a partial capital reduction to the commercial register.

        The proposed resolution of shareholders and the related proposed amendments to the Articles of Association are included in Annex C.

Required Vote

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL 7.

Amendments to the Articles of Association to Reflect The Swiss Federal Act on Intermediated Securities

Proposal of the Board of Directors

        The Board of Directors is proposing amendments to the Articles of Association intended to reflect the effectiveness of The Swiss Federal Act on Intermediated Securities (the "FISA"). These amendments:

  •
  provide that the Company or the third party maintaining the Company's share register (currently, BNY Mellon Shareowner Services) has the right to request, at the time of a person's request to be entered into the share register as a shareholder of record, appropriate evidence of such person's title to the shares.

  •
  provide that the Company may issue shares in the form of individual certificates, global certificates or uncertificated securities. Subject to applicable law, the Company may convert its shares at its own cost from one form into another form at any time and without the approval of shareholders. The Company's shareholders will have no right to request a conversion from one form of shares to another.

  •
  make other changes to conform the Articles of Association to the terminology of the FISA.

Explanation

        The FISA became effective as of January 1, 2010. The FISA codifies current market practice regarding uncertificated or book-entry shares (or, in the terminology of the FISA, "intermediated securities"). All of the Company's shares are issued in uncertificated book-entry form.

        The proposed amendments to the Articles of Association are included in Annex D.

Required Vote

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL 8.

Election of Directors

        Our Articles of Association divide our Board of Directors into three classes: Class I, Class II and Class III. Five Class II directors are to be elected at our 2010 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2013. Robert L. Long resigned from the Board of Directors effective February 28, 2010, in connection with his retirement.

        The Board has nominated Steven L. Newman for election as a Class II director, and the following individuals for reelection as Class II directors: Thomas W. Cason, Robert M. Sprague, J. Michael Talbert and John L. Whitmire.

        The Board does not have a specific policy regarding diversity in the selection of director nominees. However, the Board does consider diversity in the director nominee selection process. The Board takes an expansive view of the diversity of the Board with the goal of having the directors eventually reflect the global diversity of our workforce, our clients and the cultures in which we operate. We are a multinational company with four different nationalities represented in our officer group and over 103 in our global workforce. We operate in 41 countries worldwide.

        We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast "for" than "against" the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Investor Relations—Corporate Governance."

        The Board has received from each nominee for election at the annual general meeting listed below, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board accepts such resignation.

Nominees for Director—Class II—Terms Expiring 2013

Recommendation

Election of Steven L. Newman

  STEVEN L. NEWMAN, age 45, has served as Chief Executive Officer since March 1, 2010 and President of the Company since May 2008. Mr. Newman also served as Chief Operating Officer from May 2008 until November 2009 and resumed those duties from December 2009 until February 2010. Mr. Newman served as Executive Vice President, Performance, from November 2007 until May 2008, leading the Company's three business units and focusing on client service delivery and performance improvement across the Company's worldwide fleet. He previously served in senior management roles, including: Executive Vice President and Chief Operating Officer from October 2006 until November 2007; Senior Vice President of Human Resources and Information Process Solutions from May 2006 until October 2006; Senior Vice President of Human Resources, Information Process Solutions and Treasury from March 2005 until May 2006; and Vice President of Performance and Technology from August 2003 until March 2005. He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. The Board has concluded that Mr. Newman should serve on the Board and has recommended his election. The Board believes that it is important for the Company's Chief Executive Officer to serve on the Board. The Chief Executive Officer provides a link to senior management, and the Board believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board which assists the Board in making strategic decisions.

  The Board of Directors recommends a vote "FOR" the election of Steven L. Newman

Reelection of Thomas W. Cason

  THOMAS W. CASON, age 67, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in December 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason is currently a member of the Board of Directors of Mirant Corporation (since 2006). The Board has concluded that Mr. Cason should remain on the Board and has recommended that he serve an additional term. Mr. Cason is an accountant by education with extensive professional experience in the financial services area of the oilfield services industry. Mr. Cason served as chairman of the audit committee for GlobalSantaFe Corporation and now serves as chairman of the audit committee for the Company. This overlap in experience combined with his education, professional experience and institutional knowledge of a legacy company are assets to the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the reelection of Thomas W. Cason.

Reelection of Robert M. Sprague

  ROBERT M. SPRAGUE, age 65, has served as a director of the Company since May 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director—Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production

  Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003. The Board has concluded that Mr. Sprague should remain on the Board and has recommended that he serve an additional term. Mr. Sprague is an engineer by education and spent many years serving in senior management in the energy business with one of the Company's customers and thus brings that perspective to the Board. In addition, most of his professional career was spent serving in the oil and gas industry outside the United States, thus bringing an important international perspective to the Board.

  The Board of Directors recommends a vote "FOR" the reelection of Robert M. Sprague.

Reelection of J. Michael Talbert

  J. MICHAEL TALBERT, age 63, has served as a director of the Company since August 1994. He served as the non-executive Chairman of the Board of Directors from October 2004 until November 2007. Mr. Talbert served as the executive Chairman of the Board from October 2002 until October 2004. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of the Board of Directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He is currently a director of El Paso Corporation (since 2003). Within the past five years, Mr. Talbert was also a director of TODCO, an offshore drilling company (from February 2004 until October 2005). The Board has concluded that Mr. Talbert should remain on the Board and has recommended that he serve an additional term. Mr. Talbert holds an engineering degree and an MBA and has extensive executive experience in the energy sector including serving as a senior executive in exploration and production and as the Chairman and CEO of legacy Transocean. As a result, he brings a necessary perspective to the Board based upon his understanding of the business and his knowledge from the customer perspective and of the culture of the Company that is helpful in analyzing the future direction of the Company. Mr. Talbert also has extensive experience in merger and acquisition activity, including negotiating transactions as well as integration of the combined companies and boards.

  The Board of Directors recommends a vote "FOR" the reelection of J. Michael Talbert.

Reelection of John L. Whitmire

  JOHN L. WHITMIRE, age 69, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Mr. Whitmire has served since 1999 as Chairman of the Board of Directors of CONSOL Energy Inc., which is engaged in the production of coal and natural gas for the electric utility industry. Mr. Whitmire was Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. from 1996 until the company was acquired by ARCO in 1998. Prior to joining Union Texas Petroleum, Mr. Whitmire's career spanned over 30 years at Phillips Petroleum Company, where he held various senior management positions including Executive Vice President-Exploration and Production. He was also a member of Phillips' Board of Directors. Mr. Whitmire is also a director of El Paso Corporation (since 2003). The Board has concluded that Mr. Whitmire should remain on the Board and has recommended that he serve an additional term. Mr. Whitmire is a mechanical engineer by education with significant senior management experience in the energy sector including many years with another of the Company's customers. He brings that perspective to the Board along with important knowledge regarding the operations of legacy GlobalSantaFe Corporation which are assets to the Board's decision making process.

  The Board of Directors recommends a vote "FOR" the reelection of John L. Whitmire.

Continuing Directors—Class III—Terms Expiring 2011

  VICTOR E. GRIJALVA, age 71, has served as a director of the Company since December 1999 and served as Chairman of our Board of Directors until October 2002. He is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, Mr. Grijalva served as Executive Vice President of Schlumberger's Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger's Wireline, Testing & Anadrill division from 1992 to 1994. He is currently a director of Dynegy Inc. Within the past five years, Mr. Grijalva was also an advisory director of Tenaris S.A. from 2004 to 2006 and a director of Hanover Compressor Company from 2002 to 2006. The Board of Directors has concluded that Mr. Grijalva should remain on the Board. Mr. Grijalva is an engineer by education with significant executive experience in most portions of the oilfield services sector, including the drilling sector, having served in various executive positions with Schlumberger Ltd. This experience in the Company's business sector combined with international experience provides the Board with valuable expertise which benefits its decision making process.

  MARTIN B. MCNAMARA, age 62, has served as a director of the Company since November 1994. Mr. McNamara is a Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm's executive, finance and compensation committees, as well as a Partner-in-Charge of the firm's Texas practice. During the past five years, Mr. McNamara has been in the private practice of law. The Board has concluded that Mr. McNamara should remain on the Board. Mr. McNamara is an attorney by education with extensive management experience with energy companies and experience as a lawyer representing energy clients. Mr. McNamara was on the board of legacy Transocean. His institutional knowledge combined with his professional experience aids the Board in reviewing decisions and strategy for the Company.

  ROBERT E. ROSE, age 70, has served as Chairman of the Board of Directors of the Company since November 2007. Mr. Rose served as President of Taylor Energy Company LLC, a private oil and gas production company based in New Orleans, Louisiana, from March 2008 until March 2009. Mr. Rose was the non-executive Chairman of the Board of Directors of GlobalSantaFe Corporation from March 2004, when he retired as an employee of GlobalSantaFe, until November 2007. Mr. Rose served as GlobalSantaFe's Executive Chairman from 2001 until 2004, prior to which he served as the President and Chief Executive Officer of Global Marine after re-joining Global Marine in 1998 and as Global Marine's Chairman from 1999 through 2001. He began his professional career with Global Marine in 1964 and left Global Marine in 1976. Mr. Rose then held executive positions with other offshore drilling companies, including more than a decade as President and Chief Executive Officer of Diamond Offshore Drilling, Inc. and its predecessor, Diamond M Company. He resigned from Diamond Offshore in 1998 and served as President and Chief Executive Officer of Cardinal Services, Inc., an oil services company, before re-joining Global Marine. The Board has concluded that Mr. Rose should remain on the Board. Mr. Rose holds an MBA degree with extensive executive experience in the energy sector including serving as the Chairman and CEO of legacy GlobalSantaFe and as CEO of another drilling company. He brings a necessary perspective to the Board based upon his understanding of the business and his knowledge of the culture of the Company that is helpful in analyzing the future direction of the Company

  IAN C. STRACHAN, age 66, has served as a director of the Company since December 1999. Mr. Strachan is a director of Caithness Petroleum Ltd. (since 2008), Xstrata plc (since 2003), and Rolls Royce Group plc (since 2003). He served as a director of Johnson Matthey plc from 2002 to March 2009. He served as Chairman of the Board of Instinet Group Incorporated from January 2003 to December 2005. Mr. Strachan served as Chief Executive Officer of BTR plc from 1996 until 1999. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer from 1987 to 1991 and as Deputy Chief Executive Officer from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. The Board has concluded that Mr. Strachan should remain on the Board. Mr. Strachan holds a Masters of Public Affairs degree and has significant senior management experience in the energy and other business sectors including CEO and Chairman positions in international companies. He also brings additional customer expertise to the Board along with international financial experience. This experience, combined with his education and financial background, are helpful to the Board's decision making process.

Continuing Directors—Class I—Terms Expiring 2012

  W. RICHARD ANDERSON, age 56, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from September 2006 until November 2007. Since August 2008, Mr. Anderson has served as the Chief Financial Officer of Eurasia Drilling Company Limited, the largest land drilling company in the former Soviet Union. From March 2007 until August 2008, Mr. Anderson was a private investor. Mr. Anderson served as the President and Chief Executive Officer of Prime Natural Resources, Inc. from May 2002 until March 2007. Before joining Prime Natural Resources, Inc., Mr. Anderson was managing partner of Hein & Associates, LLP, a certified public accounting firm. He currently serves as a director of Boots & Coots International Well Control, Inc. (since 1999) and Vanguard Natural Resources, LLC (since 2007), and is chairman of both of their audit committees. Within the past five years, Mr. Anderson was also a director of Calibre Energy, Inc. from 2006 to 2007. The Board of Directors has concluded that that Mr. Anderson should remain on the Board. Mr. Anderson holds a Masters-Taxation degree and has significant senior management experience in the international energy sector. This international experience and the perspective it brings when combined with his educational background benefit the Board's decision making process.

  RICHARD L. GEORGE, age 59, has served as a director of the Company since November 2007. He served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Since 1991, he has been the President and Chief Executive Officer of Suncor Energy Inc., a widely held Canadian integrated oil and gas company. Prior to 1991, Mr. George spent ten years in the international oil business with Sun Company where he held various positions in project planning, production evaluation, exploration and production. During the last four years of this period, he was Managing Director of Sun Oil Britain Limited in the U.K. Mr. George is the past Chairman and a current member of the Board of Directors of the Canadian Council of Chief Executives. The Board of Directors has concluded that Mr. George should remain on the Board. Mr. George holds a degree in engineering and is a degreed lawyer and is an active CEO in the energy sector with one of the Company's potential customers, although a customer that is not a significant user of offshore rigs. He thus brings relevant customer experience and CEO international experience which assists the Board in advising the Company's CEO and analyzing the future direction of the Company.

  EDWARD R. MULLER, age 58, has served as a director of the Company since November 2007 and served as a director of GlobalSantaFe Corporation from November 2001 until November 2007. Since September 2005, he has served as the Chairman, President and Chief Executive Officer of Mirant Corporation, an energy company that produces and sells electricity in the United States. Mr. Muller was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Within the past five years, Mr. Muller was also a director of the Keith Companies, Inc. from 2001 to 2005 and Omat Technologies, Inc. from 2004 to 2005.The Board of Directors has concluded that Mr. Muller should remain on the Board. Mr. Muller is an attorney by education with extensive executive experience in a capital intensive energy business. As with Mr. George, Mr. Muller is an active CEO and thus adds this helpful CEO perspective to the Board's deliberations in advising the Company's CEO. His background and education benefit the Board's decision making process.

 Corporate Governance

        We believe that we have had good corporate governance practices for many years, including having had written corporate governance guidelines, committee charters and a code of business conduct and ethics for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the Board held separate meetings of the non-management directors for several years before executive sessions were required by the NYSE.

        We have instituted on-line mandatory training for employees on our Code of Business Conduct and Ethics and other relevant compliance topics. We also require that all managerial and supervisory employees certify compliance with our Code of Business Conduct and Ethics each year.

        The Corporate Governance Committee of the Board has continued to evaluate the Company's and the Board's governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board and the Board's governance principles at least annually. In October 2006, the Corporate Governance Committee recommended and the Board adopted a guideline regarding the majority election of directors that is included in our Corporate Governance Guidelines. This Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board annually evaluate their own performance.

        In 2005, we adopted ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over his or her initial five years as a director. In connection with such ownership requirement, the Board currently grants deferred units to each of our non-management directors. Mr. Newman is also subject to officer share ownership guidelines. See "Compensation Discussion and Analysis" for more information about these guidelines.

        Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." Among the information you can find there is the following:

  •
  Corporate Governance Guidelines;

  •
  Audit Committee Charter;

  •
  Corporate Governance Committee Charter;

  •
  Executive Compensation Committee Charter;

  •
  Finance/Benefits Committee Charter; and

  •
  Code of Business Conduct and Ethics.

        Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

        Board Leadership.    The Board has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

        Risk Management.    The Board is generally responsible for overseeing risk management at the Company. Through their oversight role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on risk taking, his or her responsibility for acting within acceptable limits, and his or her ultimate accountability.

        The Company also has a risk management committee composed of members of management, including the Chief Executive Officer. The duties of the risk management committee include the following: reviewing the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, macroeconomic and geopolitical risks facing the Company; monitoring key indicators to assess the effectiveness of the Company's risk management activities; and communicating with the Audit Committee and other committees of the Board with respect to risk management. The risk management committee conducts an annual Company-wide risk assessment and communicates the results to the Audit Committee. The risk management committee also updates the Audit Committee and other committees of the Board regarding risks as circumstances warrant.

        Independence of Board Members/Committee Structure.    Our corporate governance guidelines require that at least a majority of the directors meet the independence requirements of the NYSE. The director independence standards of the NYSE require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. Our Board considers all relevant facts and circumstances in assessing whether a director is independent.

        The Board has carefully considered the criteria of the NYSE and believes that each of the following directors meets the NYSE independence requirements: W. Richard Anderson, Thomas W. Cason, Richard L. George, Victor E. Grijalva, Martin B. McNamara, Edward R. Muller, Robert E. Rose, Robert M. Sprague, Ian C. Strachan, J. Michael Talbert and John L. Whitmire. The Board does not believe that Steven L. Newman (our current Chief Executive Officer) currently meets the NYSE independence requirements. The Board believes that our Executive Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence requirements.

        The Board considers all relevant facts and circumstances in determining whether a director is independent. However, to assist the Board in making disclosures regarding its determinations of independence, in 2004 the Board adopted categorical standards as permitted under the listing standards of the NYSE then in effect. These categorical standards dealt only with what types of relationships needed to be disclosed and not whether a particular director was independent. Under those rules, the relationships satisfying the categorical standards were not required to be disclosed or separately discussed in our proxy statement.

        A relationship satisfies the categorical standards adopted by the Board if it:

  •
  is a type of relationship addressed in: Item 404 of Regulation S-K of the Securities Act of 1933 (containing requirements for disclosure of related person transactions in a company's proxy statement), but under those rules, disclosure is not required, or Section 303A.02(b) of the NYSE Listed Company Manual (listing relationships that preclude a determination of independence), but under those rules, a determination of independence is not precluded; or

  •
  results from charitable contributions by the Company to an organization where a director is an executive officer and such contributions do not exceed the greater of $100,000 or 1% of the organization's gross revenue in any of the last three years.

        Mr. George is the President, Chief Executive Officer and a member of the board of directors of Suncor Energy Inc. Suncor merged with Petro-Canada in August 2009. Prior to that merger, the Company had two rigs under contract with Petro-Canada, the Henry Goodrich and the J.W. Maclean. In 2009, the Company received $195.3 million for the operation of those rigs. The Board evaluated this transaction and determined that Mr. George remained independent. The rigs were contracted prior to the Suncor Petro-Canada merger. Mr. George did not select the Company to perform the contracts nor was he involved in the negotiation of the contracts, and the value of the contracts was not material to either of the parties.

        Executive Sessions.    Our independent directors met in executive session without management at each regularly scheduled Board meeting in 2009. During 2010, they are again scheduled to meet in executive session at each regularly scheduled Board meeting. The independent directors have designated the Chairman of the Board, Robert E. Rose, as the presiding director for their meetings. Shareholders or other interested persons may send communications to the presiding director or to the independent directors as a group by writing to him or to the independent directors as a group c/o the Corporate Secretary, Transocean Ltd. c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, CH-6300, Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The independent directors have directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the independent directors have advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the presiding director aware of such material which he may request be forwarded, retained, or destroyed at his discretion.

        Director Nomination Process.    The Board has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board. We believe that all members of the Committee meet the NYSE independence requirements.

        Our Corporate Governance Guidelines require that the Corporate Governance Committee assess the needs of our Company and the Board so as to recommend candidates who will further our goals. In making that assessment, the Committee has determined that a candidate must have the following minimum qualifications:

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  high professional and personal ethics and values;

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  a record of professional accomplishment in his/her chosen field;

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  relevant expertise and experience; and

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  a reputation, both personal and professional, consistent with our core values.

        In addition to these minimum qualifications, the Committee considers other qualities that may be desirable. In particular, the Board is committed to having a majority of independent directors and, accordingly, the Committee evaluates the independence status of any potential director. The Committee evaluates whether or not a candidate contributes to the Board's overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the Board members. Also, the Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.

        As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation. The Board will also request a statement from any person nominated as a director by other than the Board as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board.

        The Committee has several methods of identifying Board candidates. First, the Committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the Committee requests from time to time that its members and the other Board members identify possible candidates. Third, the Committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The Corporate Governance Committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

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  the name of and contact information for the candidate;

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  a statement detailing the candidate's qualifications and business and educational experience;

  •
  information regarding the qualifications and qualities described under "Director Nomination Process" above;

  •
  a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

  •
  a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) such candidate fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board accepts the resignation;

  •
  a statement that the writer is a shareholder and is proposing a candidate for consideration by the Committee;

  •
  a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

  •
  financial and accounting experience of the candidate, to enable the Committee to determine whether the candidate would be suitable for Audit Committee membership; and

  •
  detailed information about any relationship or understanding between the proposing shareholder and the candidate.

        Submit nominations to our Corporate Secretary, Transocean Ltd., c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, 6300, Zug, Switzerland. The extent to which the Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee's discretion. The Committee evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board, and the Board may determine not to, nominate those candidates for election to our Board.

        In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may nominate directors at an annual general meeting of shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."

        Legacy Transocean designated the following directors who previously served on the legacy Transocean board to serve on the Transocean Inc. board at the effective time of the merger with GlobalSantaFe: Victor E. Grijalva (Class I), Robert L. Long (Class I), Martin B. McNamara (Class III), Kristian Siem

(Class II), Robert M. Sprague (Class II), Ian C. Strachan (Class III) and J. Michael Talbert (Class I). GlobalSantaFe designated the following directors who previously served on the GlobalSantaFe board to serve on the Transocean Inc. board at the effective time of the merger with GlobalSantaFe: W. Richard Anderson (Class I), Thomas W. Cason (Class II), Richard L. George (Class I), Jon A. Marshall (Class III), Edward R. Muller (Class I), Robert E. Rose (Class III) and John L. Whitmire (Class II). Effective immediately prior to the completion of the Redomestication Transaction, Messrs. Marshall and Siem resigned from the Transocean Inc. board of directors, and the Transocean Inc. board determined not to appoint replacements for them. Additionally, in order to more evenly allocate the numbers of directors in the several classes, the Board reappointed Mr. Talbert (then a Class I director) as a Class II director effective upon Mr. Siem's resignation. Upon the completion of the Redomestication Transaction, the then serving directors of Transocean Inc. became directors of Transocean Ltd. with the same terms of office and designations as Transocean designated directors or GlobalSantaFe designated directors. Mr. Grijalva, originally a Class I director, was elected to serve as a Class III director at the 2009 annual meeting of shareholders. Mr. Long resigned from the Board of Directors effective February 28, 2010 in connection with his retirement.

        Executive Officer and Director Compensation Process.    Our Executive Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant retained by the Committee has provided the Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Deloitte Consulting LLP (until July 2009) and Longnecker & Associates (since August 2009) served as the Committee's outside consultants in 2009. Our CEO also assists the Committee in the executive compensation process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."

        Director compensation is set by the Board upon a recommendation from the Corporate Governance Committee of the Board. At its first meeting of each calendar year, the Corporate Governance Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Corporate Governance Committee has used the outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation. Based upon its review of the data and its own judgment, the Committee develops a recommendation for consideration by the Board. Our employees receive no additional compensation for serving as directors on our Board.

        Process for Communication by Interested Parties with the Board.    The Board has established a process whereby interested parties may communicate with the Board and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board or an individual director, c/o the Corporate Secretary, Transocean Ltd. c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, CH-6300, Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board aware of such material which it may request be forwarded, retained or destroyed at the Board's discretion.

        Policies and Procedures for Approval of Transactions with Related Persons.    In February 2007, the Board formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and ratifying any related person transaction.

        To identify related person transactions, each year we submit and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Business Conduct and Ethics further requires that any director inform the Chairman of the Board and any executive officer inform our General Counsel when the director's or executive officer's, respectively, private interest interferes or appears to interfere, in any way with our interests. In addition, the Board's governance guidelines require that a director immediately inform the Board or Chairman of the Board as outlined above in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

        Director Attendance at Annual General Meeting.    We expect all of our directors to attend our annual general meeting of shareholders. At the 2009 annual general meeting, all directors then serving on our Board were in attendance.

Board Meetings and Committees

        During 2009, the Board of Directors of Transocean Ltd. held four meetings. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.

        The Board has standing Executive Compensation, Finance/Benefits, Corporate Governance, and Audit Committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." In addition, the Board may from time to time form special committees to consider particular matters that arise.

        Executive Compensation Committee.    The purpose of the Executive Compensation Committee is to assist the Board in (1) developing a fair compensation program for executives and (2) complying with the Board's legal and regulatory requirements as to executive compensation. The authority and responsibilities of the Executive Compensation Committee include the following:

  •
  review annually and approve the compensation paid to our executive officers;

  •
  annually establish performance goals and objectives for our CEO and annually review the CEO's performance in light of the goals and objectives which were established and set the CEO's compensation based on this evaluation;

  •
  administer (including the designation of eligible employees) our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other executive compensation plan or arrangement providing for benefits to our executive officers in accordance with our goals and objectives established by the Board of Directors, the terms of the plans, and any rules and regulations thereunder;

  •
  consider and make recommendations to the Board concerning the existing executive compensation plans and the adoption of new plans and programs;

  •
  consider and recommend to the Board the terms of any contractual agreements and other similar arrangements that may be entered into with our officers; provided, however, that the Committee shall not recommend and the Board shall not authorize "single-trigger" change of control agreements for any of our officers; and

  •
  retain and approve the fees of independent legal, accounting or other advisors, including any compensation consultant, used to assist it in the evaluation of executive officer compensation.

        See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Executive Compensation Committee.

        In addition to the responsibilities set forth above, the Executive Compensation Committee also assesses the risks arising from the Company's compensation policies and practices. In 2009, the Committee engaged its compensation consultant, Deloitte Consulting, to assist in this risk assessment. In addition, the Committee discusses compensation-related risk with the Company's risk management committee, which is described in more detail below.

        The Executive Compensation Committee may delegate specific responsibilities to one or more individual Committee members to the extent permitted by law, NYSE listing standards and the Committee's governing documents. The Committee may delegate all or a portion of its powers and responsibilities with respect to the plans described above to one or more of our management committees; provided that the Committee retains all power and responsibility with respect to awards granted to our executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees of the Company, excluding Senior Vice Presidents and above and Section 16 insiders of the Company, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Committee has delegated to a subcommittee composed of its Chairman and an additional committee member the authority to approve interim compensation resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards. The Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the date such actions are taken.

        The current members of the Executive Compensation Committee are Mr. Whitmire, Chairman, and Messrs. McNamara, Muller and Sprague. The Executive Compensation Committee met six times during 2009.

        Finance/Benefits Committee.    The Finance/Benefits Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance/Benefits Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance/Benefits Committee are Mr. Strachan, Chairman, and Messrs. Anderson, George and Talbert. The Finance/Benefits Committee met four times during 2009.

        Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board with respect to the selection and compensation of the Board members, how the Board functions and how the Board should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board and committees and nominates to the Board candidates to be elected at the annual general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. George, Muller and Talbert. The Corporate Governance Committee met four times during 2009.

        Audit Committee.    The Audit Committee is responsible for recommending the retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The Committee reviews and reports to the Board the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

        The Audit Committee also assists the Board with oversight of the Company's risk management process. The risk management committee conducts an annual Company wide risk assessment and communicates the results to the Audit Committee. The risk management committee also updates the Audit Committee regarding risks as circumstances warrant.

        The Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  an understanding of generally accepted accounting principles and financial statements;

  •
  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  an understanding of internal controls and procedures for financial reporting; and

  •
  an understanding of audit committee functions.

        The person must have acquired such attributes through one or more of the following:

  •
  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

  •
  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

  •
  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

  •
  other relevant experience.

        The current members of the Audit Committee are Mr. Cason, Chairman, and Messrs. Anderson, Grijalva, and Strachan. The Audit Committee met twenty-four times during 2009. The Board has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and Mr. Cason qualifies as an "audit committee financial expert." In addition, the Board has determined that Mr. Cason qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Cason is an accountant by education, was an audit manager in an accounting firm and served as the Chief Financial Officer of Baker Hughes Incorporated, a public company.

        Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

        Directors who are employees of the Company do not receive compensation for Board service. At present, all of the directors are non-employees and receive such compensation. If elected to the Board, Mr. Newman would not receive compensation for Board service.

        We use a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board. The Corporate Governance Committee of the Board annually reviews the compensation paid to our directors and considers the significant amount of time directors expend in fulfilling their duties to the Company as well as the skill level we require of members of the Board.

        Currently, non-employee director compensation includes:

Annual Retainer	$90,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Executive Compensation Committee	$20,000
Corporate Governance Committee and Finance/Benefits Committee	$10,000
Board Meeting Attendance Fee	$2,500	(1)
Committee Meeting Attendance Fee	$2,500	(2)
Grant of Deferred Units	$260,000	(3)

(1)
The board meeting attendance fee is paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

(2)
The committee meeting attendance fee is only paid for those meetings that were attended in excess of the four committee meetings.

(3)
Deferred units are granted to each non-employee director annually immediately following the Board meeting held in connection with our annual general meeting of shareholders. On the date of grant, the deferred units have an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The terms of the deferred units include vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant.

        Mr. Rose serves the Company as its non-executive Chairman of the Board, in which capacity he receives a $332,000 annual retainer in lieu of the annual retainer the other non-employee directors receive. Mr. Rose also receives the same meeting fees and the $260,000 grant of deferred units to non-employee directors described above.

        In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board, committee and shareholder meetings and for other Company business-related purposes.

2009 Director Compensation

        In 2009, each non-employee member of the Board received the same compensation as described above, except prior to May 2009, the board and committee meeting attendance fee for telephonic meetings was $2,000.

        At our Board meeting held immediately after the 2009 annual general meeting of our shareholders, the Board granted 3,565 deferred units to each non-employee director in aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board meeting (calculated at $72.93 per share). The terms of the deferred units included vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant, and a requirement that each director hold the vested deferred units or the shares attributable to such units until he leaves the Board.

        The following summarizes the compensation of our non-employee directors for 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Robert E. Rose	332,000	243,703	575,703
W. Richard Anderson	128,500	243,703	372,203
Thomas W. Cason	163,500	243,703	407,203
Richard L. George	90,000	243,703	333,703
Victor E. Grijalva	127,000	243,703	370,703
Martin B. McNamara	104,500	243,703	348,203
Edward R. Muller	94,500	243,703	338,203
Robert M. Sprague	94,500	243,703	338,203
Ian C. Strachan	134,500	243,703	378,203
J. Michael Talbert	90,000	243,703	333,703
John L. Whitmire	115,000	243,703	358,703

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2009. For a discussion of the valuation assumptions with respect to these awards, please see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2009 for each non-employee director was as follows: Mr. Anderson, 6,368 share-settled appreciation rights or SARs and 567 vested and received and 4,699 unvested deferred units; Mr. Cason, options to purchase 22,485 shares, 7,640 SARs and 567 vested and 4,699 unvested deferred units; Mr. George, options to purchase 3,820 shares, 7,640 SARs and 567 vested and 4,699 unvested deferred units; Mr. Grijalva, options to purchase 5,635 shares and 5,700 vested and 4,699 unvested deferred units; Mr. McNamara, options to purchase 20,661 shares and 5,700 vested and 4,699 unvested deferred units; Mr. Muller, options to purchase 9,117 shares, 7,640 SARs and 567 vested and 4,699 unvested deferred units; Mr. Rose, options to purchase 10,188 shares, 7,640 SARs, and 567 vested and received and 4,699 unvested deferred units; Mr. Sprague, 5,700 vested and 4,699 unvested deferred units; Mr. Strachan, options to purchase 11,270 shares and 5,700 vested and 4,699 unvested deferred units; Mr. Talbert, 4,104 vested and 4,699 unvested deferred units; and Mr. Whitmire, options to purchase 12,297 shares, 7,640 SARs and 1,994 vested and 4,699 unvested deferred units. All of the then outstanding deferred units vested in connection with the Merger but the units or underlying shares are required to be held by each director (other than Messrs. Anderson and Rose) until he leaves the Board. Messrs. Anderson and Rose have elected to receive shares in exchange for their vested 2008 deferred unit awards; therefore, these deferred units are no longer outstanding. Mr. Whitmire has elected to defer receiving shares in exchange for his 2007 award until his retirement.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2009 with management, our internal auditors and Ernst & Young LLP. In addition, the Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

        The Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

        Based on the foregoing review and discussions and relying thereon, the Committee recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2009 in the Company's Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:

    Thomas W. Cason, Chairman
    W. Richard Anderson
    Victor E. Grijalva
    Ian C. Strachan

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners as of March 15, 2010, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	20,960,136	(2)	6.5%

(1)
The percentage indicated is based on the 321,648,769 outstanding shares at March 15, 2010.

(2)
The number of shares indicated is based on a statement on Schedule 13G/A filed with the SEC on February 12, 2010. According to the filing, Marsico Capital Management, LLC has sole voting power over 16,960,519 shares and sole dispositive power over 20,960,136 shares and shared voting or dispositive power over no shares.

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows how many shares each of our directors and nominees, each of the named executive officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 15, 2010.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Arnaud A.Y. Bobillier	21,356	16,500	37,856	*
Eric B. Brown	6,792	20,173	26,965	*
Gregory L. Cauthen	0	6,593	6,593	*
Robert L. Long(5)	151,107	225,007	376,114	*
Steven L. Newman	15,887	69,154	85,041	*
Ricardo H. Rosa	10,651	12,770	23,421	*
W. Richard Anderson	2,474	0	2,474	*
Thomas W. Cason(6)	10,039	21,782	31,821	*
Richard L. George	8,195	4,387	12,582	*
Victor E. Grijalva(7)	38,029	28,285	66,314	*
Martin B. McNamara	20,000	30,647	50,647	*
Edward R. Muller(8)	6,553	9,684	16,237	*
Robert E. Rose	6,386	10,188	16,574	*
Robert M. Sprague	1,049	5,700	6,749	*
Ian C. Strachan	4,849	16,970	21,819	*
J. Michael Talbert(9)	3,431	4,104	7,535	*
John L. Whitmire	6,504	13,021	19,525	*
All of directors and executive officers as a group (18 persons)	298,093	388,970	687,063	*

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes shares held in Employee Stock Purchase Plan as follows: Messrs. Brown (708), Bobillier (810), Newman (172), and all executive officers as a group (2,378).

(3)
Includes shares that may be acquired within 60 days from March 15, 2010 through the exercise of options held by Messrs. Bobillier (15,110), Brown (15,726), Cauthen (6,593), Long (225,007), Newman (62,404), Rosa (11,380), Cason (21,215), George (3,820), Grijalva (5,635), McNamara (13,149), Muller (9,117), Rose (10,188), Strachan (11,270), Whitmire (11,027) and all directors and executive officers as a group (289,932). Also includes (a) rights to acquire shares under our deferred compensation plan held by Messrs. Grijalva (16,950), McNamara (11,798) and all directors and executive officers as a group (28,748); (b) unvested restricted shares held by Messrs. Bobillier (1,390), Brown (4,447), Newman (6,750), Rosa (1,390) and all directors and executive officers as a group (39,691), which are subject to a vesting schedule, forfeiture risk and other restrictions and over which such individuals have sole voting power but no dispositive power; and (c) vested deferred units held by Messrs. Cason (567), George (567), Grijalva (5,700), McNamara (5,700), Muller (567), Sprague (5,700), Strachan (5,700), Talbert (4,104), Whitmire (1,994), and all directors and executive officers as a group (30,599), over which such individuals have sole voting power but no dispositive power. Does not include out-of-the-money SARs held by Messrs. Anderson (6,368), Cason (7,640), George (7,640), Muller (7,640), Rose (7,640), Whitmire (7,640), and all directors and executive officers as a group (44,568). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on March 15, 2010 of $84.70 per share.

(4)
As of March 15, 2010, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)
Includes 151,107 shares held in a joint account with his wife.

(6)
Includes 2,950 shares held in a joint account with his wife.

(7)
Includes 1,427 shares held by his wife in her separate account.

(8)
Includes 6,389 shares held in a family trust with Mr. Muller and his wife serving as trustees.

(9)
Includes an aggregate of 1,629 shares held in joint accounts with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals named in the Summary Compensation Table on page P-48, are referred to as the "named executive officers." The following Compensation Discussion and Analysis (CD&A) discusses the compensation awarded to, earned by, or paid to the named executive officers and explains the material elements of such compensation.

Guiding Principles of Our Executive Compensation Program

        The goal of our executive compensation program is to attract, motivate and retain talented individuals from within and outside of our highly competitive industry to be leaders in our Company. The following are the guiding principles of our executive compensation program:

Align the interests of our executive officers with those of our shareholders by basing executive compensation on corporate performance.

        We believe that the total compensation offered to each of our executive officers should be substantially linked to our success. By focusing our executive officers on the appropriate measures of success, we intend to align the interests of our executive officers with those of our shareholders. Barring any unusual transactions, both the non-equity incentive plan compensation and equity compensation that each of our executive officers ultimately receives each year is structured to be directly related to our success.

Set executive compensation at competitive levels.

        We believe that executive compensation must be continuously monitored to ensure that we provide the opportunity for each of our executive officers to receive competitive compensation. The Executive Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our executive officers and compares the total compensation and each component of compensation (1) internally for purposes of internal equity and (2) externally against the median amount paid to executive officers holding comparable positions at companies within our peer group to assist us in retaining our executive officers.

The Executive Compensation Committee Process and the Role of Advisors and Management

        The Executive Compensation Committee of our Board of Directors, the Committee's outside compensation consultant, other outside advisors, and members of management are all involved in structuring our executive compensation program.

        The Executive Compensation Committee.    The Executive Compensation Committee of our Board of Directors is composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code. The Committee currently consists of four directors: John L. Whitmire (chairman), Edward R. Muller, Martin B. McNamara, and Robert M. Sprague.

        The Executive Compensation Committee is responsible for:

  •
  Reviewing annually and approving the compensation paid to and the benefits received by the Company's executive officers;

  •
  Annually establishing focus areas for the Company's Chief Executive Officer, annually evaluating the Chief Executive Officer's performance in light of the focus areas (with the participation of the full Board), and setting the Chief Executive Officer's compensation based on the evaluation and peer group data;

  •
  Establishing and administering executive compensation plans or arrangements which provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company as established by the Board;

  •
  Considering and making recommendations to the Board concerning the existing executive compensation programs and changes to such programs; and

  •
  Reviewing and discussing the CD&A and based upon such discussion recommending to the Board that the CD&A be included in the Company's proxy statement to shareholders.

        The Executive Compensation Committee may delegate any of its powers or responsibilities to a subcommittee or subcommittees composed of one or more members of the Committee provided that the decisions of such subcommittee are presented to the full Committee at its next regularly scheduled meeting. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to recently hired employees of the Company, excluding senior vice presidents and above and Section 16 officers of the Company, not to exceed an aggregate of 100,000 shares per calendar year. The Committee has delegated to a subcommittee composed of its Chairman and an additional committee member the authority to approve interim compensation resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer) between meetings of the Committee, including but not limited to establishing annual base salary, annual bonus targets, long-term incentive plan targets and the grant of equity awards. The Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the date such actions are taken.

        The Compensation Consultant.    To assist it in meeting its responsibilities, the Executive Compensation Committee engages an outside consulting firm. Deloitte Consulting LLP ("Deloitte Consulting") served as the Committee's compensation consultant through July 2009. During 2009, Deloitte Consulting provided executive compensation consulting services to the Committee for an aggregate fee of $275,970. In addition, Deloitte Consulting and its affiliates also provided non-executive compensation consulting services in 2009 for an aggregate fee of $1,348,488. The non-executive compensation consulting services provided by Deloitte and its affiliates principally consisted of tax compliance services and advice to the Company in its development and implementation of an enterprise resource planning system. Management discussed its intent to select Deloitte Consulting for these non-executive compensation consulting services with the Executive Compensation Committee in advance of Deloitte Consulting's final selection, and the Executive Compensation Committee approved such services.

        In order not to impair the independence of the compensation consultant or to create the appearance of such an impairment, in February 2009 the Committee adopted a policy that the Committee's compensation consulting firm may not provide other services to the Company in excess of $100,000. Accordingly, in February 2009, the Committee initiated a search for a new compensation consultant. In August 2009, Longnecker & Associates ("Longnecker") was engaged as the Committee's new compensation consultant.

        Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs.

        The compensation consultant reports to and acts at the direction of the Executive Compensation Committee. The Committee directs its compensation consultant, in the performance of the consultant's duties under its engagement, to provide certain guidance on an ongoing basis, including:

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  Expertise on compensation strategy and program design;

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  Information relating to the selection of the Company's peer group;

  •
  Relevant market data and alternatives to consider when making compensation decisions;

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  Assistance in establishing and updating annual and long-term incentive guidelines;

  •
  Annual reviews of the total executive officer compensation programs;

  •
  Assistance in preparing the total compensation "tally sheet," which is discussed below; and

  •
  Support and advice as the Committee conducts its analysis of and makes its decisions regarding executive compensation.

        The Committee does not adopt all of the compensation consultant's recommendations, but utilizes the compensation consultant's work as a check in arriving at its own judgment with respect to what it deems appropriate.

        The compensation consultant regularly participates in the meetings of the Executive Compensation Committee and meets privately with the Committee at the Committee's request.

        Other Advisors.    From time to time the Company engages other advisors to advise management and the Executive Compensation Committee regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to advise management and the Committee regarding various legal issues, and an outside actuarial firm to evaluate benefits programs.

        Management.    Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management, other than himself. The Chief Executive Officer's conclusions and recommendations based on his reviews of the other named executive officers, including his conclusions and recommendations with respect to salary adjustments and annual award amounts, are presented to the Executive Compensation Committee. The Committee makes all compensation decisions and approves all share-based awards for the named executive officers, the positions of senior vice president and above and other Section 16 officers. For other officers, decisions regarding the non-equity compensation and, in some cases, share-based awards (sign-on awards) are made by the Chief Executive Officer. The Committee can, however, exercise its discretion in modifying any compensation adjustment or awards to any executive. The Board of Directors annually considers the performance of the Chief Executive Officer. The Committee determines all components of the Chief Executive Officer's compensation.

        Executives in the Company's Human Resource Department assist the Chief Executive Officer with his recommendations and, with the assistance of other officers and employees as needed, develop and present other recommendations regarding compensation to the Committee. The Senior Vice President, Human Resources and Information Technology and Vice President of Human Resources, and a member of our Legal Department, regularly attend Executive Compensation Committee meetings, and our Chief Executive Officer, other executive officers and our Chairman of the Board participate on an as-needed basis. Our executive officers and other employees participate in Committee discussions in an informational and advisory capacity and have no vote in the Committee's decision-making process.

        The Executive Compensation Committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Committee meets outside the presence of all executive officers except our Chief Executive Officer.

Business Context and Peer Group

        Transocean Ltd. is the world's largest offshore oil and gas drilling contractor and the leading provider of drilling management services worldwide. Our mission is to be the premier offshore drilling company providing worldwide rig-based, well-construction services.

        The offshore drilling business is highly competitive with numerous industry participants. The industry has been highly cyclical throughout its history, with periods of high demand, rig shortages and relatively high dayrates, followed by periods of low demand, excess rig availability and low dayrates. These cycles often last for years.

        We compete for talent across many different sectors around the world. However, our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data.

        The peer group of companies used as an external benchmark for comparing each component of executive compensation for 2009 was:

Anadarko Petroleum Corporation	Nabors Industries Ltd.
Apache Corporation	National-Oilwell Varco Inc.
Baker Hughes Incorporated	Occidental Petroleum Corporation
Devon Energy Corporation	Noble Corporation
Diamond Offshore Drilling Inc.	Pride International, Inc.
ENSCO International Incorporated	Rowan Companies Inc.
EOG Resources, Inc.	Schlumberger Limited
Halliburton Company	Smith International, Inc.
Hess Corporation	Weatherford International Ltd.
Marathon Oil Corporation

        The peer group or a smaller sub-group may be used for performance comparisons as determined by the Committee.

Changes in 2010

        In February 2010, following a discussion with Longnecker, the Committee determined to remove Nabors Industries Ltd. and Occidental Petroleum Corporation from the peer group.

Executive Compensation Program Philosophy, Objectives and Design

        Compensation Philosophy and Objectives.    Our compensation philosophy, which is periodically reviewed and updated by the Executive Compensation Committee, is outlined below.

Element	Targeted Position	Comments
Base Salary	Market median.	Individual circumstances can allow for certain positions to be above or below the median.
Annual Bonus	Opportunity to earn total cash compensation competitive with market, with upside/downside based on performance against financial and operating metrics.	Actual payout based on performance. Metrics include both financial and operational results that drive long-term value. Current award potential ranges from 0% to 200% of target.
Total Cash Compensation	Market median.	Target performance is intended to result in median total cash compensation. Maximum performance will result in 75th percentile or higher total cash compensation. Below target performance will result in below median total cash compensation.
Long-Term Incentives (options, restricted shares and deferred units)	Market median.	Current practice is to award time-vested stock options requiring continuous employment and fully contingent deferred units that vest based on total shareholder return compared to 12 companies in our peer group. At median performance relative to this subgroup of the peer group, we provide vesting of the contingent deferred units at target, and at upper quartile performance, the maximum award vests.
Total Direct Compensation	Market median.	Ability to earn above or below market median based on performance.

        We target compensation at the market median in order to remain competitive and avoid contributing to the "ratcheting-up" of executive compensation that occurs when a large number of companies all target their executive compensation at above-median levels. In 2009, market median was determined by peer group data. In 2010, market median was determined through a combination of peer group data and market surveys, each weighted at 50%.

        The data from the peer group is gathered based both on position (CEO, COO, CFO and General Counsel) and according to pay rank for the highest-paid position, the second highest-paid position, and so forth. The Committee's former compensation consultant recommended this approach because of the variations in pay based on position and the need to ensure that a sufficient number of matches exist for meaningful comparisons. Our fifth highest paid position, Executive Vice President, Assets, is difficult to match based on position or role. Consequently, the data used to compare this position is based on pay rank only.

        Each element of compensation and the total direct compensation for each of our named executive officers is then compared to the estimated market median for his position.

        Presently, total direct compensation for our named executive officer positions ranges from approximating the competitive market median to 32% above and 50% below that median, with an average of 9% below for the group. This range is due to a number of factors, including the length of time an individual has been in a position, the uniqueness of some of our positions making market comparisons somewhat imprecise, and our relative size compared to our peer group.

        Within the framework of our compensation philosophy, we have developed executive compensation programs that are intended to achieve the following objectives:

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  Close alignment of both cash- and share-based reward opportunities with the interests of our shareholders as supported by our mission, execution imperatives and bonus strategy;

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  Maintenance of a pay-for-performance culture, including reward opportunities for exceeding specific annual and biennial goals;

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  Reasonable reward opportunities that are sufficiently competitive to attract, motivate and retain superior employees in key positions; and

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  A connection between compensation and the attainment of goals that is clearly visible to the participants in our compensation programs.

        Compensation Program Design.    The Executive Compensation Committee reviews information, including peer group and other compensation survey information developed and provided by the compensation consultant, to determine the appropriate compensation levels and mix. Although we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive's responsibility increases, his or her compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive at or near the market median. Any benefits, perquisites or discretionary cash bonuses that an executive officer may receive are not considered for purposes of this analysis. We supplement this performance-based and at-risk compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives' attention remains focused on the Company's and our shareholders' interests. Such downside protection includes, but is not limited to, the use of change of control arrangements and severance benefits, which are discussed in more detail below.

        We believe that a lack of internal pay equity among our executives would be detrimental to morale and productivity, and, as a result, to advancing the Company's and our shareholders' interests. To that end, we have designed our compensation programs so that all executives participate in the same in-service compensation programs that our Chief Executive Officer participates in, and so that base pay and incentive reward opportunities are commensurate with the executives' relative levels of responsibility within the Company. We test the resulting internal pay equity by making sure that our base pay and incentive award opportunities are commensurate with the base pay and reward opportunities of executives with similar responsibilities at the other companies in the peer group.

        We also consider total compensation when we design our compensation programs and determine compensation levels. We developed a thorough analysis of the total value of each named executive officer's entire compensation and benefits package. That analysis resulted in a total compensation "tally sheet" containing data on all elements of compensation and benefits, including retirement plan benefits, severance benefits, and vested and unvested equity awards. The Executive Compensation Committee annually reviews total compensation and considers it, along with the other factors noted above, when making compensation decisions. Based on its reviews of total compensation and such other factors, the Committee has concluded that the total compensation paid to the Company's executive officers, including the named executive officers, is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Elements of Executive Compensation and Benefits

        Elements of In-Service Compensation and Benefits.    The elements of our executive officer in-service compensation in 2009 consisted of (a) base salaries and (b) performance-based incentive compensation in the form of annual cash bonus incentives under our Performance Award and Cash Bonus Plan, discretionary cash bonuses under our Reward and Recognition Program, and long-term incentives under our Long-Term Incentive Plan in the form of contingent deferred units and time-vested options to purchase Company shares. In addition, we provide a defined-contribution 401(k) savings plan with matching contributions from the Company and certain perquisites and other personal benefits. All of these elements of in-service compensation and benefits are discussed below. We also provide post-termination compensation and benefits, primarily through retirement plans and change of control and severance arrangements, which are discussed separately.

Base Salaries

        We provide our executive officers and other employees with base salaries that provide them a minimum level of compensation for services rendered during the year. The base salaries for our executive officers, including the named executive officers, are reviewed upon a promotion or other change in job responsibility, and they are also reviewed annually, both individually and relative to other officers. Base salary adjustments are made to reflect the then competitive market. In February 2009, the Executive Compensation Committee reviewed the base salaries of the named executive officers. In connection with their review, the Committee considered recommendations from the Chief Executive Officer, competitive compensation information based on proxy data, the job responsibilities, performance and expected future contributions of each executive, and our compensation philosophy and objectives. Considering input from our compensation consultant, the Committee concluded that each named executive officer's salary for 2009 was generally in an acceptable range around the market median for comparable positions with our peer group companies and was consistent with our compensation philosophy, which calls for providing salaries at competitive market median levels. The Committee also considered the downturn in our industry and the worldwide financial and economic downturn and determined, based primarily on those downturns, that the named executive officers would not receive an increase in base salary for 2009.

  Changes in 2010

        Effective February 16, 2010 for Messrs. Rosa, Brown and Bobillier and March 1, 2010 for Mr. Newman, the Executive Compensation Committee approved the following increases in base salaries:

Mr. Newman	$900,000
Mr. Rosa	$450,000
Mr. Brown	$468,000
Mr. Bobillier	$392,000

Performance-Based Incentive Compensation

        Our performance-based incentive compensation is delivered through three programs: our Performance Award and Cash Bonus Plan, our Reward and Recognition Program and our Long-Term Incentive Plan. These programs are described below.

  Performance Award and Cash Bonus Plan

        Our Performance Award and Cash Bonus Plan ("Bonus Plan") is a goal-driven plan that gives participants, including the named executive officers, the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance goals. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Executive Compensation Committee at the beginning of the year. The individual targets range from 10% of base salary for the lowest level eligible participant to 100% for the Chief Executive Officer. The target award levels under the Bonus Plan, when combined with base salaries, position the participants, on average, to earn total cash compensation approximating competitive market median levels. In addition, other performance levels above and below the target provide the opportunity for participants to earn total annual cash compensation above the competitive market median when above-target performance warrants, up to a designated maximum, or the possibility of earning total annual cash compensation below the median in cases of below-target performance.

        For performance during the past five years (2005-2009), the Bonus Plan paid out in excess of the target level one time and under the target level four times. The maximum payout level was not achieved during this five-year period. The payout percentages over the past five years for the named executive officers have ranged from 0% to approximately 259% of each named executive officer's target award opportunity with an average payout percentage over the past five years of 102% of the target award opportunity.

  The 2009 Bonus Plan

        Under the 2009 Bonus Plan, each named executive officer had a potential payout range of 0% to 200% of his individual target award level. The named executive officers' individual target award levels for 2009, which were expressed as percentages of their base salaries and were established by the Executive Compensation Committee in February 2009 to reflect their relative levels of responsibility within the Company, were: Mr. Long, 100%; Mr. Newman 80%, Mr. Rosa 50% (increased to 75% in September 2009 in connection with Mr. Rosa's promotion); Mr. Brown, 60%; Mr. Bobillier, 75%; and Mr. Cauthen, 75%.

        Payouts under the 2009 Bonus Plan were determined based on the results of five performance measures:

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  Safety Performance (20%);

  •
  Financial Performance

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  Cash Flow Value Added ("CFVA") relative to our annual budget (30%);

  •
  Overhead Cost (20%);

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  Lost Revenue (20%); and

  •
  Newbuilds (10%).

The calculation for each component, except for Newbuilds, was interpolated on a straight-line basis, based on actual results.

        Safety Performance.    Our business involves numerous operating hazards and we remain committed to protecting our employees, our property and our environment. Our ultimate goal is expressed in our Safety Vision "an incident-free workplace—all the time, everywhere." The Committee sets our safety performance targets at high levels each year in an effort to motivate our employees to continually improve our safety performance toward this ultimate goal.

        The Committee measures our safety performance through a combination of our total recordable incident rate ("TRIR"), and total potential severity rate ("TPSR"), and through high-potential dropped objects ("HPDO"). TRIR is an industry standard measure of safety performance that is used to measure the frequency of a company's recordable incidents and comprises 35% of this measure. TRIR is measured in number of recordable incidents per 200,000 man hours worked. TPSR is a proprietary safety measure that we use to monitor the total potential severity of incidents and comprises 35% of this metric. Each incident is reviewed and assigned a number based on the impact that such incident could have had on our employees and contractors, and the total is then combined to determine the TPSR. HPDO is a dropped object that has a potential of causing a serious injury (an injury in which the employee is out of work for six months or more) or a fatality. HPDO is calculated by multiplying the mass of the object by the height dropped and then applying an industry standard formula to determine potential severity. HPDO comprises 30% of this measure. The occurrence of a fatality can override the safety performance measure.

        The Committee set our TRIR target for 2009 at 0.82, our TPSR target at 30 (a 5% improvement over 2008 actual results) and our HPDO at 129 (a 25% improvement over 2008 actual results), which would result in a named executive officer receiving a payout of 20% of the target bonus amount for this performance measure. For 2009, the Committee established (1) a combination of TRIR of 0.90 and TPSR of 33, at or above which a named executive officer would receive no payout for those components of this performance measure, and (2) a combination of TRIR of 0.70 and TPSR of 24, at or below which a named executive officer would receive a maximum payout of 40% of the target bonus amount for those components of this performance measure. The named executive officers would receive no payout for the HPDO component of this performance measure if HPDOs exceed 129. HPDOs at or below 86 result in the named executive officer receiving the maximum payout of 40% of the target bonus amount for that component of this performance measure.

        In order to reinforce our commitment to our ultimate goal of creating an incident-free workplace, the payout percentage for the safety performance measure for 2009 as determined above is multiplied by the ratio of (1) the number of active rigs without a recordable incident in 2009 over (2) the number of active rigs without a recordable incident in 2008. Active rigs are defined as those rigs in service for six months or more. In 2009, 38 of our active rigs were incident-free for the year as compared to 38 incident-free rigs in 2008, resulting in a ratio of 1.00.

        Based on the foregoing safety performance measures, the TRIR was 0.77, the TPSR was 41.49, and the HPDO was 172. This combination of TRIR, TPSR and HPDO resulted in an initial payout percentage of 46% for this performance measure. This initial payout percentage was then multiplied by 1.00 pursuant to the ratio calculation set forth above, which would have resulted in each named executive officer receiving a payout of 46% of the target bonus amount for this performance measure for 2009.

Financial Performance

        Payout of 70% of each executive's (including named executive officers) target award under the 2009 Bonus Plan was based upon the Company's achievement of three financial performance measures: CFVA (30%), overhead costs (20%) and lost revenue (20%).

        CFVA.    This performance measure is based on a sliding scale that measures our CFVA performance for 2009 relative to our annual budget.

        CFVA is equal to Net Income (Loss) before Extraordinary Items,

Plus:	Depreciation Expense,
Plus (Minus):	Net Interest (Income) Expense,
Plus (Minus):	(Gain) Loss, net of tax, on Debt Retirement or Asset Sales, Dispositions or Impairments,
Plus (Minus):	Other Unusual Items, net of tax,
Plus (Minus):	Unusual Tax Items,
Plus:	Expenditures related to Approved Long-Term Investments,
Minus:	Overhead Allocations,
Minus:	Charge for Average Capital (Weighted Average Cost of Capital multiplied by Average Capital).

        Where Average Capital is equal to Total Equity,

Plus:	Total Long-Term Debt (Book Value),
Minus:	Cash and Cash Equivalents,
Minus:	Goodwill,
Plus:	Capitalized Lease Obligations under GAAP (Short and Long Term),
Minus:	Net Book Value of Fixed Assets,
Plus:	Fair Market Value of Fleet (excluding newbuilds),
Plus:	Incremental Capital Expenditures during the Year,
Minus:	Capital Expenditures related to Newbuilds and other Approved Long-Term Investments.

        The Committee set a CFVA target of $2,400 million which would result in participants receiving a full payout of the target bonus amount for achieving this performance measure. In the event the CFVA was less than $2,150 million, there would be no payout for this performance measure. If the CFVA was equal to or exceeded $2,900 million, the payout would be the maximum of 200% of the target bonus amount for this performance measure. If the CFVA fell between these amounts, the payout percentage would be interpolated on a modified straight line basis that includes no significant acceleration or flattening between data points. The Committee believes that CFVA helps give the named executive officers a clearer picture of their contribution to the profitability and share price of the Company and reflects whether or not operations exceed the expectations of the shareholders and the Board of Directors.

        For 2009, CFVA was $1,342 million, which resulted in a payout of 0% of the target bonus amount for this performance measure.

        Overhead Cost.    The Committee recognized that managing overhead cost in 2009 was especially critical considering market conditions. Consequently, the Committee elected to define this as a separate performance measure. This performance metric was based on actual performance against budget including field overhead, indirect overhead and general and administrative costs. Severance costs were excluded from the overhead cost measure in order to avoid the impact of favorable/unfavorable variances in severance costs. Additionally, in order to reduce the impact of exchange rate variances, the budgeted non-U.S. dollar currencies were converted each month using the Company's prevailing exchange rate for that month in order to derive an "exchange rate normalized" budget which could be compared to actual results.

        The payout of this performance measure is based on actual performance against budget as follows:

Percentage Change from Budget	Payout
-10%	200%
-5%	150%
Achieve Budget	100%
+5%	50%
>5%	0%

        Results were interpolated on a straight line basis for performance levels between the outcomes provided above.

        For 2009, the total was $790.6 million, which resulted in a payout of 100% of the target bonus amount for this performance measure.

        Lost Revenue.    The Committee, recognizing that one of the keys to driving both short and long-term shareholder value is to increase the revenue efficiency of operating rigs and to reduce out-of-service days resulting from shipyard overruns, approved the addition of lost revenues to the performance measures.

The lost revenue performance measure is based on efficiency of operating rigs based on the 2009 budget and out-of-service days of 34 original specific projects each in excess of 14 days. The Committee originally set the lost revenue target at $827 million, which would result in the named executive officers receiving a full payout of the target bonus amount for achieving this performance measure. In the event that lost revenue was greater than $886 million, there would be no payout for this performance measure. If lost revenue was equal to or less than $691.2 million, the payout would be the maximum of 200% of the target bonus amount for this performance measure. The Committee subsequently adjusted the target from $827 million to $763.5 million to exclude cancelled/postponed shipyards and stacked rigs to ensure that the decline in market conditions did not result in an overpayment for this performance measure. In the event that lost revenue was greater than $818 million, there would be no payout for this performance measure. For 2009, the total was $844 million, which resulted in a payout of 0% of the target bonus amount for this performance measure.

        Newbuilds.    The Committee added newbuilds to the performance measures in order to provide an additional incentive to our executive officers to continue to focus on financial and operational discipline in the delivery of certain newbuilds in 2009. The newbuilds performance measure is based on capital expenditures net of field operating contribution. The Committee set the newbuilds target at $855.3 million, which would result in the named executive officers receiving a full payout of the target bonus amount for achieving this performance measure. In the event that the capital expenditures for newbuilds were greater than $912.9 million, there would be no payout for this performance measure. If the capital expenditures for newbuilds were equal to or less than $772.3 million, the payout would be the maximum of 200% of the target bonus amount for this performance metric. For 2009, the total was $848 million, which resulted in a payout of 106% of the target bonus amount for this performance measure.

  Actual Bonus Plan Compensation for 2009

        Based on the performance measures outlined above, each of our named executive officers would have received 30.7% of his targeted bonus plan compensation opportunity in 2009. However, during 2009, we incurred four fatalities with varying causes in varying regions around the world. As a result, the Committee used its discretion and set the actual Bonus Plan award to $0 for all executive officers, including named executive officers. The Committee took this extraordinary action to underscore the Company's commitment to safety and to increase the incentive for executive officers to promote the goal of an incident-free workplace and, in particular, the avoidance of future fatal accidents.

  Changes for 2010

        In December 2009, the Executive Compensation Committee determined the performance measures comprising the Bonus Plan for 2010. The Committee retained the safety performance, cash flow value added and newbuilds measures. The safety measure was modified to eliminate the HPDO component because HPDOs are already included in the determination of the TPSR. The Committee, recognizing the importance of the successful implementation of the Company's enterprise resource planning system, which is designed to manage core information and functions of the Company from shared data stores, added it as a performance measure. The weighting of each component of the target bonus award for 2010 is as follows: safety performance (25%), financial performance (50%), newbuilds (10%), and enterprise resource planning (15%).

        In February 2010, the Committee also established the target bonus opportunities for 2010 for each of our named executive officers (other than Mr. Cauthen), which is expressed as a percentage of base salary, as follows:

Mr. Long	100%
Mr. Newman	100%
Mr. Rosa	75%
Mr. Brown	65%
Mr. Bobillier	75%

  Long-Term Incentive Plan

        Under the Long-Term Incentive Plan of Transocean Ltd. (the "LTIP"), the Executive Compensation Committee can design cash and share-based incentive compensation programs to incentivize superior performance and the achievement of corporate goals by employees and others who provide key services to the Company in order to promote the growth of shareholder value and retain key talent by providing such individuals with opportunities to participate in the long-term growth and profitability of the Company.

        Under the LTIP, the Executive Compensation Committee may grant participants restricted shares, deferred units, options, share appreciation rights, cash awards, performance awards, or any combination of the foregoing. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

        The LTIP awards for all executive officers are granted annually at the Committee's February meeting at which the Committee also reviews and determines each named executive officer's base salary and non-equity incentive plan compensation opportunity. The grant date for such awards is generally set on the date of the February meeting. The Committee sets award grants in February in order to consider all elements of compensation at the same time and to more closely align grant dates and the beginning of performance cycles. Our executive officers have no role in setting the grant date for any awards to our named executive officers under our LTIP. The only exceptions to this timing policy are one-time sign-on awards or awards for a significant promotion, which are made at the time of such events. In determining the target value for LTIP awards made to the named executive officers, the Committee considers competitive compensation information based on proxy and survey data, internal equity, and at times individual performance of the executive officer.

  2009 Stock Option Awards

        Nonqualified stock options were granted to all executive officers, including the named executive officers, as part of the 2009 annual long-term incentive grants, which were made in February 2009. Options were granted with an exercise price equal to the closing price of the Company's shares on February 12, 2009, or $60.19, with a three-year vesting schedule (ratably one-third each year) and a ten-year term. When determining the number of stock options to grant to senior management in the 2009 annual grant, the Committee established the target value for the employee's total long-term incentive awards, took one-half of the total target value and allocated that to stock options, and then divided the total target value for stock options by the estimated Black Scholes Merton value per option to determine the actual number of options to be granted. The initially calculated number of options was then subject to adjustment up or down based on the Committee's evaluation of the named executive officer's performance, past grant history, and other relevant factors.

  2009 Contingent Deferred Units

        Contingent Deferred Units ("CDUs") were granted to all executive officers, including the named executive officers, as part of the Company 2009 annual long-term incentive grants, which were made in

February 2009. Each CDU represents one share. Each CDU granted in 2009 has a three-year performance cycle of January 1, 2009 through December 31, 2011. The number of CDUs earned by a named executive officer will be based on the total shareholder return of the Company and 12 of the companies in its peer group: Baker Hughes Incorporated, Diamond Offshore Drilling Inc., ENSCO International Incorporated, Halliburton Company, Nabors Industries Ltd., National-Oilwell Varco Inc., Noble Corporation, Pride International, Inc., Rowan Companies Inc., Schlumberger Limited, Smith International, Inc. and Weatherford International Ltd. (collectively, the "Sub-Group"). The Sub-Group was determined by the Committee based on information provided by Deloitte Consulting regarding the historical total shareholder return of the companies in the Sub-Group relative to the Company. The companies in the Peer Group with historical total shareholder returns closest to the Company's were selected for the Sub-Group. Total shareholder return through the performance cycle is based on the comparison of the average closing share price for the 30 consecutive business days prior to the start of the performance cycle and the average closing share price for the last 30 consecutive business days in the performance cycle for the Company and each of the companies in the Sub-Group. The companies are then ranked according to percentage of improvement/deterioration in share price, adjusted for dividends. The number of CDUs the named executive officer may earn is determined based on the Company's ordinal rank among the Sub-Group. Threshold performance is a rank of 10th at which 25% of the target award earned. A rank below 10th results in no awards being earned. Target performance is a rank of 7th at which 100% of the target award is earned. At maximum performance (3rd or higher) 175% of the target award is earned. Upon vesting, each CDU, together with dividend payments accrued from the end of the performance cycle through the determination date (the first 60 days of 2012) will be distributed to the named executive officer. No dividends are accrued during the performance cycle. The target value of the 2009 CDU grants to each of the named executive officers was one-half of such officer's total 2009 long-term incentive award target value. In the event of a termination of employment resulting from death, disability, retirement or at the convenience of the Company, the named executive officer receives a pro-rata portion of the earned CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the named executive officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date. For a discussion of the treatment of the CDUs granted in 2009 upon a termination in connection with a change of control, see "Potential Payments Upon Termination or Change of Control."

  Changes for 2010

        In February 2010, the Committee determined that the terms and conditions of the nonqualified share option awards and the contingent deferred unit awards would remain unchanged from the previous year and approved the grants of such awards to the named executive officers. The target LTIP award for 2010 for each of our named executive officers (other than Messrs. Long and Cauthen), is as follows:

Mr. Newman	$5.4M
Mr. Rosa	$1.5M
Mr. Brown	$1.5M
Mr. Bobillier	$1.5M

        In February 2010, the Executive Compensation Committee approved special retention awards to certain officers as a retention tool. The Committee structured the awards as equity in lieu of cash in order to promote alignment of employee interests with the interests of the Company's shareholders. Mr. Brown was the only named executive officer who received an award. Mr. Brown was granted 8,103 time-vested deferred units. The number of deferred units granted to Mr. Brown was calculated at 150% of his new base salary divided by the average of the closing price of the Company's shares on the NYSE for the last 30 consecutive trading days prior to February 1, 2010, or $87.36. The deferred units vest in one-third increments over a three-year period on the anniversary of the date of grant.

Savings Plan

        Our U.S. Savings Plan is a tax-qualified defined contribution retirement savings plan in which all U.S. employees (citizens and tax residents), including the named executive officers (other than Messrs. Bobillier, and Rosa), are eligible to contribute up to 50% of their annual base salary up to the prescribed Internal Revenue Code annual limit ($16,500 in 2009) on a pre-tax basis or after-tax basis (if participating in the Roth 401(k)). Subject to the limitations set forth in Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code, the Company matches in cash on a pre-tax basis 100% of the first 6% of eligible base pay that is contributed to the plan by the participating employee. Participants age 50 and older, including the named executive officers who are older than 50, may also make additional "catch-up" contributions on a pre-tax and/or Roth after-tax basis each year, up to the prescribed Internal Revenue Code annual limit ($5,500 in 2009). Catch-up contributions are not matched by the Company.

        Effective for Transocean employees who are hired on or after January 1, 2009, the Company's matching contributions will become vested upon completion of three years of eligible service.

  •
  The vesting requirement will not apply to legacy Transocean employees who were hired prior to January 1, 2009.

  •
  The vesting requirement will not apply to legacy GlobalSantaFe employees who were hired prior to January 1, 2005.

  •
  For legacy GlobalSantaFe employees who were hired after December 31, 2004, the three-year vesting requirement that was applicable under the GlobalSantaFe 401(k) Savings Plan will continue to apply in the Transocean U.S. Savings Plan.

        Withdrawals from the U.S. Savings Plan made by an employee who is less than 59 1/2 years of age may be subject to a 10% penalty tax.

        Matching contributions during 2009 to the named executive officers' U.S. Savings Plan accounts are detailed in the footnotes to the Summary Compensation Table, which begins on page P-48.

  Pension Equalization Plan

        Effective January 1, 2009, the legacy GlobalSantaFe Pension Equalization Plan and the legacy Transocean Supplemental Retirement Plan were merged into the Transocean Pension Equalization Plan (the "PEP"), a non-qualified, non-contributory, defined-benefit plan. To the extent the annual income of an eligible employee, including the named executive officers, exceeds either the annual income limitations or the annual benefit limitations imposed by the Internal Revenue Code for purposes of calculating eligible remuneration under a qualified retirement plan (income is limited to $245,000 in 2009 and benefits are limited to $195,000 in 2009), any pension benefits attributable to such difference are paid from the PEP. As of December 31, 2009, the plan was funded at 1.8% of accrued liabilities through a rabbi trust, which means that the assets of the trust are not immune from claims of the Company's creditors in the event of our bankruptcy or insolvency. The formula used to calculate benefits under the PEP is the same as that used under the U.S. Retirement Plan. Benefits under this plan are paid in a lump sum. The lump-sum equivalent of the accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan will be calculated using the interest rate in the legacy Transocean Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal.

  Transocean Management Ltd. Pension Plan

        The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who relocate to Switzerland. Messrs. Rosa and Bobillier were the only named executive officers in 2009 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do no generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	16%
34	18%
44	20%
54	22%

        Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women.

Other Benefits

        We provide our named executive officers with health, welfare and other benefits that we believe are reasonable and consistent with our overall compensation program. The named executive officers participate in a variety of health and welfare and paid time-off benefits, and also in the savings and retirement plans described below, all of which are designed to enable the Company to attract and retain its workforce in a competitive marketplace. The named executive officers' medical and dental benefits for themselves and their dependents are provided through the Company's self-funded Health Care Plan for employees on the same basis as other employees.

        We also provide each of our officers, including the named executive officers, a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Our officers may purchase at their own expense an additional amount of life insurance equal to one to three times their covered annual earnings, capped at a maximum of $500,000. The combined total of life insurance that we offer our officers is limited to $1,500,000. The basic life insurance benefit that we offer our other employees is equal to two times covered annual earnings, capped at a maximum of $250,000. Our other employees may purchase at their own expense an additional amount of life insurance equal to one to five times their covered annual earnings, capped at $750,000. The combined total of life insurance that we offer our other employees is limited to $750,000.

        We also provide for the continuation of base pay at the onset of illness or injury to eligible employees who are unable to perform their assigned duties due to a non-occupational personal illness or injury. Pay continuation is based on a monthly base salary, exclusive of non-equity incentive plan compensation or other extraordinary pay.

Redomestication Benefits

        Each of our executive officers who relocates to our principal executive offices in Switzerland is provided the following allowances and reimbursements:

  •
  a relocation package for such executive officer that includes, among other things, a lump sum relocation allowance equal to $30,000; temporary housing in Switzerland for up to six months; and standard outbound services, including a "house hunting" trip, tax preparation and financial planning services, home sales assistance, shipment of personal effects and other relocation costs;

  •
  a housing allowance of 11,000 to 14,000 Swiss francs per month, for five years;

  •
  a car allowance of 1,000 Swiss francs per month, for five years;

  •
  a cost of living allowance of 15% of base pay, for five years, capped at a maximum of $75,000 per year;

  •
  reimbursement or payment of school fees for eligible dependents under age 19; and

  •
  a home leave allowance equivalent to a full-fare economy round-trip ticket for the employee, spouse and qualifying dependents back to their point of origin which, on average, equates to approximately $21,000 per year per executive and will continue for five years.

        The amounts presented above are expected to be reviewed on an annual basis and may be adjusted accordingly based on market conditions. In addition, following the expiration of the five-year period, any or all of the foregoing allowances and reimbursements may be amended, terminated, modified and new allowances and reimbursements may be added.

        We provide tax equalization to the executive officers on the U.S. payroll so that their tax liability will be equal to their "stay at home" tax liability with respect to their base salary, annual bonus and incentive plan awards. Non-U.S. employees may choose, as an alternative to this U.S. tax equalization program, to be personally responsible for Swiss taxes on their base salary, annual bonus and incentive plan awards. The allowances and reimbursements outlined above are grossed up to cover Swiss taxes and social security payments. Each of the executive officers is fully reimbursed for any obligation such officer may have to pay Swiss wealth tax.

Perquisites

        Each of our named executive officers may receive each year as a perquisite up to $5,000 in financial planning and tax assistance. Each of our named executive officers may also receive a club membership benefit. We also provide a tax gross up for these perquisites. The amount of these perquisites that each of our named executive officers actually received in 2009 was taxable to the executive officer in 2009. Each of our named executive officers is eligible for a Company paid annual physical exam. The perquisites that each of our named executive officers actually received in 2009 are further described and quantified, as required, in the Summary Compensation Table under "Executive Compensation."

        The Committee annually reviews the nature and amount of the perquisites provided to each of our executive officers to ensure that such perquisites are reasonable and competitive with industry practice.

Elements of Post-Termination Compensation and Benefits

Retirement Plans

        Our senior executives, including the named executive officers, participate in the following retirement plans.

  U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified defined benefit pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to our U.S. employees (U.S. citizens and tax residents) in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment or upon reaching age 65. Benefits available to the named executive officers are no greater than those offered to non-executive participants. Employees earn the right to receive an unreduced benefit upon retirement at age 65 or older, or a reduced benefit upon early retirement (age 55). The plan was amended effective January 1, 2009 to eliminate the 30 year lifetime cap on credited service.

  International Retirement Plan

        The International Retirement Plan is a nonqualified, defined contribution plan for non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5.0%
10 - 14 years	5.5%
15 - 19 years	6.0%
20+ years	6.5%

        Contributions are based on a participant's eligible compensation (regular pay, non-equity cash incentive pay and special performance cash awards). Participants are vested in the Company's contributions to the plan upon completion of two years of eligible service. The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may, upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account.

Severance and Change of Control Arrangements

        We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with a severance package. Each of our executive officers only receives a severance package in the event we choose to terminate the executive at our convenience. Currently, all named executive officers are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience. A convenience-of-company termination occurs when determined by the Committee in its sole discretion. Under a convenience-of-company termination, in addition to compensation and benefits accrued up to the point of termination, an executive would receive each of the following:

  •
  a pro rata share of that year's targeted non-equity incentive plan compensation, as determined by the Committee;

  •
  a cash severance payment equal to one year base salary;

  •
  all outstanding awards granted under our LTIP would be treated under the convenience- of- company termination provisions as provided for in the award documents and more fully described under "—Potential Payments Upon Termination or Change of Control"; and

  •
  outplacement services not to exceed 5% of the base salary of the executive.

        We also believe that the interests of our shareholders are served by a limited executive change of control severance policy, as well as by the change of control provisions included in our Performance Award and Cash Bonus Plan, for certain executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control. An executive who receives benefits under our executive change of control policy was not eligible to receive the severance benefit payable pursuant to the Transocean Special Severance Plan for Shore-Based Employees, which is described below. An executive officer is only eligible to receive benefits under our executive change of control severance policy if we choose to terminate the executive officer or the executive officer resigns for good reason following the change of control. Currently, Mr. Brown is the only executive covered under our executive change of control severance policy. This policy provides that individuals who, within 24 months after a change of control, are terminated without cause (as defined in the policy) or leave us for good reason (as defined in the policy) will receive, in addition to compensation and benefits accrued up to the point of termination, the following:

  •
  a pro rata share of that year's target bonus, as determined by the Committee;

  •
  a lump-sum cash severance payment equal to 2.99 times the sum of base salary and targeted award level under the Bonus Plan for such executive;

  •
  all outstanding LTIP awards will be treated under the convenience-of-company termination provisions as provided for in the award documents and more fully described in the accompanying "—Potential Payments Upon Termination or Change of Control";

  •
  outplacement services not to exceed 5% of the base salary of the executive;

  •
  an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law if the amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes; provided, however, that if the amount of payments and benefits subject to these taxes is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount;

  •
  for purposes of calculating the executive's benefit under the PEP, the executive will be assumed to have three additional years of age and service credits for vesting and accrual and the executive's employment will be deemed to have continued for three years following termination at the then-current annual base salary and target bonus; and

  •
  other benefits consistent with severance practices for non-executive employees.

        In connection with the Merger, the Company adopted the Transocean Special Severance Plan for Shore-Based Employees (the "Severance Plan") to make severance benefits available to eligible affected employees to financially assist with their transition following involuntary termination for other than cause (as defined in the Severance Plan) during the severance protection period (November 27, 2007 through January 31, 2010). Mr. Newman was eligible to receive benefits under the Severance Plan for the full plan period, and Messrs. Long and Brown were eligible to receive benefits under the Severance Plan for the period from November 28, 2009 through January 31, 2010. Each would have received the following in the event of an involuntary termination under the terms of the Severance Plan:

  •
  a pro rata share of that year's targeted award level under the Bonus Plan for such executive, as determined by the Committee;

  •
  a cash severance benefit equal to two years base salary;

  •
  an additional $2,000 lump sum;

  •
  age, earnings and service credit under the PEP for the two-year severance benefit period;

  •
  all outstanding awards granted under our LTIP would be treated under the convenience- of- company termination provisions as provided for in the award documents (2009 vested options would remain exercisable until the earlier of (1) 60 days following the termination date and (2) the expiration date of those options; 2008 vested options would remain exercisable through the expiration date of those options; unvested options would be forfeited, and the executive would be entitled to a pro-rata portion of the earned CDUs);

  •
  continued medical and dental coverage (including dependents) at the active employee rate beginning on the termination date and continuing for two years or until the date he is eligible for other employer coverage; and

  •
  up to $10,400 in outplacement services.

        The Committee periodically reviews severance packages and executive change of control severance packages offered to the executive officers of each of the companies in our peer group and has determined that the limited executive change of control severance package described above and the benefits available under the executive severance benefit policy are competitive with those packages. In order for a named executive officer to receive the benefits described above, the executive must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information. We believe that in the event of a change of control, it is in the best interests of our shareholders to keep our executive officers focused on ensuring a smooth transition and a successful outcome for the combined company. We believe that by requiring both triggering events to occur (a change of control and termination) prior to our incurring these obligations, those executive officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated.

        For further information regarding our severance and change of control arrangements, see "Potential Payments Upon Termination or Change of Control," which begins on page P-58.

Limitations on Deductibility of Non-Performance Based Compensation

        To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that U.S. subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is "performance-based."

        Under our LTIP, the Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. All executive officers are eligible to receive this type of award. The Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

Stock Ownership Requirements

        We believe that it is important for our executive officers to build and maintain an appropriate minimum equity stake in the Company. We believe that requiring our executive officers to maintain such a stake helps align our executive officers' interests with the interests of our shareholders. Our equity ownership policy for 2009 and 2010 required that each of our executive officers, prior to selling any restricted shares awarded under our LTIP beginning with the grants made in 2003, must hold an interest in our shares (as determined below) equal to the lesser of (1) the value of all restricted shares or deferred units, as applicable, granted under the LTIP beginning with the grants made in 2003 or (2) the following:

  •
  the Chief Executive Officer—five times annual base salary;

  •
  the President and an Executive or Senior Vice President—three times annual base salary;

  •
  a Vice President—one time annual base salary.

        These thresholds are regularly reviewed by the Committee and adjusted from time to time based on industry data available to the Committee.

        In order to discourage our executive officers from hedging their long positions in our shares, we have a policy that prohibits any of our executive officers from holding derivative instruments on our shares, other than derivative instruments issued by us, such as our convertible notes.

        The forms of equity ownership that can be used to satisfy the ownership requirement include: (1) any vested or unvested shares accumulated through LTIP awards or other means and (2) the in-the-money portion of any vested, unexercised options.

        For purposes of calculating the value of an executive officer's interest in our shares, the shares held by that executive are valued at the greater of (a) the closing price of the shares on the date of grant of the underlying security and (b) the average share price on the first trading day of the applicable calendar year. Should the share price later decline after a permitted sale whereby an executive officer's share ownership value falls below the required ownership value threshold set forth above, the executive officer is then precluded from further sales of shares granted under the LTIP until such time as the executive officer again meets these ownership requirements. Compliance with this policy by each executive officer is reviewed by the Committee on an annual basis, and the Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the executive officer. The Committee has never found a violation of this policy, so the Committee has not exercised its discretion in this regard.

Conclusion

        We believe our overall compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure the long-term success of the Company. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

EXECUTIVE COMPENSATION COMMITTEE REPORT

        The Executive Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

        Members of the Executive Compensation Committee:

    John L. Whitmire, Chairman
    Martin B. McNamara
    Edward R. Muller
    Robert M. Sprague

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information about the compensation of the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated officers as of December 31, 2009, collectively referred to herein as the named executive officers, for each of the last three years. The Company is not a party to any employment agreements with any of our named executive officers. We also provide information about our former Chief Financial Officer, who resigned from employment with the Company effective August 31, 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)

Robert L. Long	2009	1,212,663	(5)	0	5,700,703	4,030,029	—	3,544,180	(6)	720,482	(7)	15,208,057
Former Chief	2008	1,051,042		0	3,400,983	3,464,434	918,611	4,241,680	(6)	59,221	(7)	13,135,971
Executive Officer	2007	933,412	(5)	0	6,224,082	—	2,158,002	1,206,574	(6)	53,282	(7)	10,575,352

Ricardo H. Rosa	2009	437,892	(8)	0	1,125,112	795,392	—	184,248	(9)	951,113	(10)	3,493,757
Senior Vice President and Chief Financial Officer

Steven L. Newman	2009	636,405	(11)	0	2,060,781	1,458,240	—	568,609	(12)	650,652	(13)	5,374,671
President and Chief	2008	544,583		0	1,990,045	1,367,545	350,438	417,954	(12)	50,419	(13)	4,720,984
Executive Officer	2007	437,917		0	2,375,022	—	735,678	84,589	(12)	25,899	(13)	3,659,105

Eric B. Brown	2009	475,325	(14)	0	1,125,112	795,392	—	694,143	(15)	652,340	(16)	3,742,312
Senior Vice President,	2008	417,500		0	1,348,564	820,537	209,706	530,262	(15)	106,780	(16)	3,433,349
General Counsel and Assistant Corporate Secretary	2007	375,000	(14)	0	1,419,493	—	537,611	155,813	(15)	148,779	(16)	2,636,696

Arnaud A. Y. Bobillier	2009	571,325	(17)	0	1,125,112	795,392	—	3,761	(18)	639,517	(19)	3,135,107
Executive Vice President, Assets

Gregory L. Cauthen	2009	356,178		0	1,500,225	1,060,531	—	737,247	(20)	224,712	(21)	3,878,893
Former Senior Vice	2008	467,292		0	1,528,655	975,500	277,194	288,596	(20)	25,043	(21)	3,562,280
President and Chief Financial Officer	2007	396,458		0	1,419,493	—	616,444	88,128	(20)	30,934	(21)	2,551,457

(1)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share-based compensation expense for restricted shares and deferred units granted pursuant to our LTIP in the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share-based compensation expense for options to purchase our shares granted under the LTIP in the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonus incentives paid to the named executive officers based on service during the year included in the table and awarded in the following year pursuant to our Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2009, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no named executive officer received above-market or preferential earnings on such compensation during 2009, 2008 or 2007.

(5)
The 2009 amount includes a vacation allowance of $12,663. The 2007 amount includes payment for accrued but unused vacation to Mr. Long in the amount of $49,037.

(6)
The 2009 amount includes change in qualified pension benefits of $153,271 and non-qualified pension benefits of $3,390,909. The 2008 amount includes change in qualified pension benefits of $177,346 and non-qualified pension benefits of $4,064,334. The 2007 amount includes change in qualified pension benefits of $95,488 and non-qualified pension benefits of $1,111,086.

(7)
Mr. Long relocated to Switzerland in 2009, and the Company provided a cost of living adjustment of $71,602, automobile allowance of $10,107, housing allowance of $133,095, moving allowance and expenses of $73,909, and 2009 Swiss individual tax at source payments of $386,916. The 2009 amount also includes: Company contributions to Mr. Long's Transocean U.S. Savings Plan of $14,700, interest earned due to over-deduction of 401K of $4,627, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $17,400, the total fees paid for his club membership, the cost of his financial planning benefit, and the cost of his annual executive physical. The 2009 cost of living adjustment, automobile allowance, housing allowance, moving allowance and 2009 Swiss individual tax at source payments described above were converted into USD using exchange rates ranging from 1.09 to 1.13 for CHF to USD. The 2008 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan of $13,800, Company contributions to his Transocean U.S. Supplemental Savings Plan of $36,891, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $433, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Long's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan of $29,672, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $441, the total fees paid for his club membership and the cost of his annual executive physical.

(8)
Includes payment for accrued but unused vacation to Mr. Rosa in the amount of $37,692 and a vacation allowance of $5,271. Mr. Rosa's base pay and vacation allowance were converted into USD using exchange rates ranging from 1.01 to 1.09 for CHF to USD.

(9)
Includes change in qualified pension benefits of $184,248.

(10)
Mr. Rosa served in France and Switzerland in 2009, and the Company provided a cost of living adjustment of $24,239, exchange rate coefficient of $8,009, automobile allowance of $16,496, housing allowance of $145,557 and relocation allowance and expenses of $92,464. The amount also includes Company contributions to Mr. Rosa's Transocean International Savings Plan of $14,000, Transocean Inc. International Retirement Plan of $24,796, and Transocean Management Ltd. Pension Plan of $35,234, 2009 Swiss individual tax at source payments of $54,218, reimbursement for prior year's U.S. tax payments of $234,774, tax reimbursement for French tax of $57,871, reimbursement of French wealth tax of $69,991, the tax gross up for his perquisites of $171,431, the life insurance premiums paid by the Company on his behalf, and the cost of his annual executive physical. The cost of living adjustment, automobile allowance, moving allowance, reimbursement of French wealth tax, 2009 Swiss individual tax at source payments, tax gross up and Transocean Management Ltd. pension plan contribution amounts were converted into USD using exchange rates ranging from 1.03 to 1.09 for CHF to USD and an exchange rate of 1.39 for EUR to USD. The reimbursement of French tax amount was converted into USD using an exchange rate of 1.39 for EUR to USD.

(11)
Includes a vacation allowance of $36,405.

(12)
The 2009 amount includes change in qualified pension benefits of $66,778 and non-qualified pension benefits of $501,831. The 2008 amount includes change in qualified pension benefits of $60,296 and non-qualified pension benefits of $357,658. The 2007 amount includes change in qualified pension benefits of $16,243 and non-qualified pension benefits of $68,346.

(13)
Mr. Newman relocated to Switzerland in 2009, and the Company provided a cost of living adjustment of $71,602, automobile allowance, housing allowance of $80,032, relocation allowance and expenses of $126,947, and 2009 Swiss individual tax at source payments of $187,944. The 2009 amount also includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $14,700, interest earned due to over-deduction of 401K of $4,962, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $14,357, the total fees paid for his club membership, the cost of his financial planning benefit, and the cost of his annual executive physical. The 2009 cost of living adjustment, automobile allowance, housing allowance, moving allowance and 2009 Swiss individual tax at source payments described above were converted into USD using exchange rates ranging from 1.09 to 1.12 for CHF to USD. The 2008 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $10,350, Company contributions to his Transocean U.S. Supplemental Savings Plan of $15,431, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $338, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Newman's Transocean U.S. Savings Plan of $10,125, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the

  Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $71 and the total fees paid for his club membership.

(14)
The 2009 amount includes a vacation allowance of $25,325. The 2007 amount includes payment for accrued but unused vacation to Mr. Brown in the amount of $19,653.

(15)
The 2009 amount includes change in qualified pension benefits of $171,438 and non-qualified pension benefits of $522,705.The 2008 amount includes change in qualified pension benefits of $97,799 and non-qualified pension benefits of $432,463. The 2007 amount includes change in qualified pension benefits of $44,578 and non-qualified pension benefits of $111,235.

(16)
Mr. Brown relocated to Switzerland in 2009, and the Company provided a cost of living adjustment of $64,450, automobile allowance of $10,107, housing allowance of $154,406, relocation allowance and expenses of $114,194, and 2009 Swiss individual tax at source payments of $278,955. The 2009 amount also includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan of $14,700, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $8,516, the total fees paid for his club membership, and the cost of his annual executive physical. The 2009 cost of living adjustment, automobile allowance, housing allowance, moving allowance and 2009 Swiss individual tax at source payments described above were converted into USD using exchange rates ranging from 1.09 to 1.13 for CHF to USD. The 2008 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $21,783, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Brown's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites of $1,228, the total fees paid for his club membership and the cost of his annual executive physical. Mr. Brown was on assignment to the Cayman Islands for part of 2007 and the Company provided relocation expenses of $20,000, housing allowance of $90,367, exchange rate coefficient of $5,428 and geographic coefficient of $5,577, which amounts are also included in the 2007 amount.

(17)
Includes payment for accrued but unused vacation to Mr. Bobillier in the amount of $123,952 and a vacation allowance of $12,532. Mr. Bobillier's base pay, unused vacation and a vacation allowance were converted into USD using exchange rates ranging from 1.06 to 1.09 for CHF to USD and an exchange rate of 1.39 for EUR to USD.

(18)
The 2009 amount includes change in qualified pension benefits of $3,761.

(19)
Mr. Bobillier relocated to Switzerland in 2009, and the Company provided cost of living adjustment of $57,749, automobile allowance of $10,107, housing allowance of $150,834, relocation allowance and expenses of $174,468, and 2009 Swiss individual tax at source payments of $123,626. The 2009 amount also includes Company contributions to Mr. Bobillier's French Savings Plan of $2,254, and Transocean Management Ltd. Pension Plan of $85,758, and the cost of his annual executive physical. The cost of living adjustment, automobile allowance, moving allowance, 2009 Swiss individual tax at source payments, tax gross up and Transocean Management Ltd. pension plan contribution amounts were converted into USD using exchange rates ranging from 1.06 to 1.09 for CHF to USD and an exchange rate of 1.39 for EUR to USD. The reimbursement of French Savings Plan amount was converted into USD using an exchange rate of 1.39 for EUR to USD.

(20)
The 2009 amount includes change in qualified pension benefits of $7,671 and non-qualified pension benefits of $729,576. The non-qualified pension benefits include service through June 30, 2012. The present value was discounted back to August 31, 2009. The 2008 amount includes change in qualified pension benefits of $51,521 and non-qualified pension benefits of $237,075. The 2007 amount includes change in qualified pension benefits of $22,756 and non-qualified pension benefits of $65,372.

(21)
Mr. Cauthen resigned from the Company on August 31, 2009, but he has a consulting agreement with the Company to perform consulting services for the Company from September 1, 2009 to August 31, 2010. The 2009 amount includes fees for consulting services of $178,333, relocation expenses of $27,176, Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan of $13,375, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $909, and the total fees paid for his club membership. The 2008 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $102, the total fees paid for his club membership and the cost of his annual executive physical. The 2007 amount includes Company contributions to Mr. Cauthen's Transocean U.S. Savings Plan of $9,964, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites of $223, the total fees paid for his club membership and the cost of his annual executive physical.

 Grants of Plan-Based Awards for Fiscal Year 2009

        The following table sets forth certain information concerning grants of plan-based awards for the year ended December 31, 2009 for the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									All Other Option Awards: Number of Securities Underlying Options(3) (#)			Grant Date Fair Value of Stock and Option Awards(4) ($)
											Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)

Robert L. Long		0	1,200,000	2,400,000
	2/12/2009								154,763		26.04	4,030,029
	2/12/2009				18,757	75,029		131,301				5,700,703

Ricardo H. Rosa		0	244,559	489,118
	2/12/2009								24,436		26.04	636,313
	2/12/2009				3,702	14,808		25,914				900,135

Steven L. Newman		0	480,000	960,000
	2/12/2009								56,000		26.04	1,458,240
	2/12/2009				6,787	27,149		47,511				2,062,781

Eric B. Brown		0	270,000	540,000
	2/12/2009								30,545		26.04	795,392
	2/12/2009				3,702	14,808		25,914				1,125,112

Arnaud A.Y. Bobillier		0	330,197	660,393
	2/12/2009								30,545		26.04	795,392
	2/12/2009				3,702	14,808		25,914				1,125,112

Gregory L. Cauthen		0	267,134	534,267
	2/12/2009								40,727	(5)	26.04	1,060,531
	2/12/2009				4,936	19,745	(6)	34,554				1,500,225

(1)
This column shows the amount of cash payable to the named executive officers under our Performance Award and Cash Bonus Plan. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2009, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
The February 12, 2009 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2011. The actual number of deferred units received will be determined in the first 60 days of 2012 and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Any earned shares will vest on December 31, 2011. For more information regarding our LTIP, including the performance targets used for 2009 and the contingent nature of the awards granted under our LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(3)
This column shows the number of time-vested stock options granted to the named executive officers under the LTIP. The options vest in one-third increments over a three-year period on the anniversary of the date of grant.

(4)
This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards.

(5)
These options were forfeited in accordance with their terms upon the resignation of Mr. Cauthen.

(6)
As a result of his resignation, Mr. Cauthen was only entitled to a pro-rata portion of these deferred units. Accordingly, 15,991 of these deferred units were forfeited on August 31, 2009.

 Outstanding Equity Awards at Fiscal Year-End 2009

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2009 for the named executive officers.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Robert L. Long	103,491			$83.70	7/13/06	7/12/16
	23,414	46,830		$144.32	7/09/08	7/08/18
		154,763		$60.19	2/12/09	2/11/19
							13,199	(2)	1,092,877
										25,288	(4)	2,093,846
										75,029	(5)	6,212,401

Ricardo H. Rosa	3,235	6,470		$144.32	7/09/08	7/08/18
		24,436		$60.19	2/12/09	2/11/19
							1,390	(2)	115,092
										3,494	(4)	289,303
										11,847	(5)	980,932

Steven L. Newman	17,248			$83.70	7/13/06	7/12/16
	17,248			$73.21	10/12/06	7/12/16
	9,242	18,486		$144.32	7/09/08	7/08/18
		56,000		$60.19	2/12/09	2/11/19
							5,037	(2)	417,064
							3,426	(3)	283,673
										9,982	(4)	826,510
										27,149	(5)	2,247,937

Eric B. Brown	5,545	11,092		$144.32	7/09/08	7/08/18
		30,545		$60.19	2/12/09	2/11/19
							3,010	(2)	249,228
							2,874	(3)	237,967
										5,989	(4)	495,889
										14,808	(5)	1,226,102

Arnaud A.Y. Bobillier	4,929	9,859		$144.32	7/09/08	7/08/18
		30,545		$60.19	2/12/09	2/11/09
							1,390	(2)	115,092
										5,324	(4)	440,827
										14,808	(5)	1,226,102

Gregory L. Cauthen	5,000			$30.67	7/10/02	7/09/12
	6,593			$144.32	7/09/08	7/08/18
				$60.19	2/12/09	2/11/19	—	(2)		3,290	(4)	272,412
							—	(3)		3,754	(5)	310,831

(1)
For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2009 of $82.80 was used.

(2)
Represents a time-vested restricted share unit award that was granted on July 21, 2007 and vests in one-third increments over a three-year period on the anniversary of the date of grant. The remaining unvested portion of the award will vest on July 21, 2010. Mr. Cauthen's 3,010 restricted share units vested on August 31, 2009 in connection with his resignation.

(3)
Represents a time-vested restricted share retention award granted on February 12, 2008. The award vests in one-third increments over a three-year period on the anniversary of the date of grant. Mr. Cauthen's 3,021 restricted shares vested on August 31, 2009 in connection with his resignation.

(4)
Represents the July 9, 2008 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2010. The actual number of deferred units received will be determined in the first 60 days of 2011 and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Any shares earned will vest on December 31, 2010.

(5)
Represents the February 12, 2009 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2011. The actual number of deferred units received will be determined in the first 60 days of 2012 and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Any shares earned will vest on December 31, 2011. For more information regarding our LTIP, including the performance targets used for 2009 and the contingent nature of the awards granted under our LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

Option Exercises and Shares Vested for Fiscal Year 2009

        The following table sets forth certain information with respect to the exercise of options and the vesting of restricted shares and deferred units, as applicable, during 2009 for the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Robert L. Long	0	0	13,198		1,022,449

Ricardo H. Rosa	0	0	4,704		356,529

Steven L. Newman	0	0	6,749		490,761

Eric B. Brown	0	0	4,446		317,535

Arnaud A.Y. Bobillier	0	0	5,374		406,839

Gregory L. Cauthen	0	0	10,551	(1)	779,153

(1)
Includes 6,023 shares with an aggregate value of $457,270 that vested on August 31, 2009, in connection with Mr. Cauthen's resignation from the Company.

Pension Benefits for Fiscal Year 2009

        We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

  •
  Transocean U.S. Retirement Plan,

  •
  Transocean Pension Equalization Plan,

  •
  Transocean International Retirement Plan, and

  •
  Transocean Management Ltd. Pension Plan

        The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert L. Long	Transocean U.S. Retirement Plan	31	1,402,830	0
	Transocean Pension Equalization Plan	31	13,346,158	0

Ricardo H. Rosa	Transocean International Retirement Plan	10	521,592	0
	Transocean Management Ltd. Pension Plan	1	135,310	0

Steven L. Newman	Transocean U.S. Retirement Plan	16	268,271	0
	Transocean Pension Equalization Plan	16	1,014,974	0

Eric B. Brown	Transocean U.S. Retirement Plan	15	587,165	0
	Transocean Pension Equalization Plan	15	1,488,630	0

Arnaud A. Y. Bobillier	Transocean International Plan	1	18,707	0
	Transocean Management Ltd. Pension Plan	1	80,539	0

Gregory L. Cauthen	Transocean U.S. Retirement Plan	9	173,220	0
	Transocean Pension Equalization Plan	9	1,190,598	0

Transocean U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the named executive officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). The plan was amended effective January 1, 2009 to eliminate the 30 year lifetime cap on credited service.

        Credited service under the plan includes all periods of employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the plan.

        The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service (with a maximum of 30 years of credited service), times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service (with a maximum of 30 years of credited service), times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.

        If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his "gross benefit" and his final average social security earnings offset to allow for the fact that his benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time.

        Messrs. Long and Brown have met the eligibility requirements for "early retirement" under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2009. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2009. The key assumptions used were:

Discount rate:	5.92%

Mortality Table:	2010-PPA

Form of Payment:	Joint & 50% Survivor Annuity

Compensation:	Base Salary + Non-Equity Incentive Plan Compensation

Retirement Age:	62

Transocean Pension Equalization Plan

        Officers, including each of the named executive officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan ("PEP") if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

        The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. Messrs. Long and Brown are currently eligible to receive "early retirement" benefits under the PEP. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($245,000 in 2009). The accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan will be calculated using the interest rate in the Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. (or its affiliates) and published in The Wall Street Journal.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2009. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2009. The key assumptions are:

Interest Rate:	4.87%

Mortality Table:	2010-417(e)

Form of Payment:	Lump Sum

Lump Sum Rate:	3.37%

Compensation:	Base Salary + Non-Equity Incentive Plan Compensation

Retirement Age:	62

Transocean International Retirement Plan

        The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Messrs. Rosa and Bobillier were the only named executive officers in 2009 who have historically participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5.0%
10 - 14 years	5.5%
15 - 19 years	6.0%
20+ years	6.5%

        Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Transocean Management Ltd. Pension Plan

        The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees that relocate to Switzerland. Messrs. Rosa and Bobillier were the only named executive officers in 2009 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	16%
34	18%
44	20%
54	22%

        Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women.

 Nonqualified Deferred Compensation for Fiscal Year 2009

        The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)

Robert L. Long	0	0	9,199	0	288,811

Ricardo H. Rosa	0	0	139	0	4,351

Steven L. Newman	0	0	1,123	0	35,266

Eric B. Brown	0	0	1,942	0	60.965

Arnaud A.Y. Bobillier	0	0	0	0	0

Gregory L. Cauthen	0	0	39,156	130,984	61,943

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants were added in 2009. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)
Represents earnings in 2009 on balances in the Transocean U.S. Supplemental Savings Plan by Messrs. Long, Rosa, Newman, and Brown. Mr. Cauthen's earnings include earnings on balances in both the Transocean U.S. Supplemental Savings Plan and the Transocean Deferred Compensation Plan. Mr. Cauthen's earnings in the Transocean Deferred Compensation Plan include earnings through August 31, 2009.

(3)
Mr. Cauthen's earnings in the Transocean Deferred Compensation Plan were paid to Mr. Cauthen in September 2009.

(4)
Represents balances as of December 31, 2009 in the Transocean U.S. Supplemental Savings Plan. Mr. Cauthen's balance will be paid to Mr. Cauthen on March 1, 2010.

Transocean U.S. Supplemental Savings Plan

        The named executive officers and certain other highly compensated employees as of December 31, 2008 are eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits will accrue under the plan after December 31, 2008.

Transocean Deferred Compensation Plan

        Prior to December 31, 2004, eligible employees could elect to defer compensation under the Company's non-qualified deferred compensation plan. On December 31, 2004, the plan was closed to any additional contributions. Amounts previously deferred under the plan were credited to each participant's account, and participants could select from a variety of investment indices for their accounts. Participants may elect to receive a lump sum payment or an annuity upon termination. Participants may withdraw any portion or the complete balance at any time prior to termination, but any such early withdrawals are subject to a 10% penalty. Mr. Cauthen was the only named executive officer in 2009 who still maintained funds in the Deferred Compensation Plan.

Potential Payments Upon Termination or Change of Control

        The following tables and narrative disclosure set forth, as of December 31, 2009, certain information with respect to compensation that would be payable to the named executive officers, other than Mr. Cauthen upon a variety of termination or change of control scenarios. Mr. Long retired from the Company effective February 28, 2010, and Mr. Cauthen resigned from employment with the Company effective August 31, 2009. Mr. Long's departure occurred following the completion of the fiscal year. As a result, he is included in the following tables as well as in an additional table reflecting the actual benefits he received upon retirement. Mr. Cauthen's departure occurred prior to completion of the last fiscal year. As a result, a table reflecting the actual benefits relating to his departure from the Company follows the tables for the other named executive officers. As of December 31, 2009, the named executive officers were eligible for various severance plans and change in control arrangements. Messrs. Brown and Long were eligible for the Transocean Special Severance Plan for Shore-Based Employees, except that in the event of a change of control their benefits would be calculated under the executive change of control severance policy. Messrs. Rosa and Bobillier were eligible for the executive severance benefit policy.

	Mr. Long ($)	Mr. Rosa ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Bobillier ($)

I. Involuntary Not-for-Cause Termination
Cash Severance Payment(1)	2,402,000	484,789	1,202,000	902,000	419,994
Non-Equity Incentive Plan Compensation(1)	1,200,000	237,704	480,000	270,000	314,995
Outplacement Services(1)	10,400	24,239	10,400	10,400	21,000
Pension Equalization Plan(2)	14,611,636	0	1,014,974	1,845,543	0
Equity Incentive Plan Compensation under our LTIP
2009 Stock Options(3)	0	0	0	0	0
2008 Stock Options(3)	0	0	0	0	0
2009 Contingent Deferred Unit Award(4)	1,901,502	300,233	688,068	375,250	375,250
2008 Special Retention Award(5)	0	0	283,673	237,967	0
2008 Contingent Deferred Unit Award(6)	1,249,369	172,638	493,157	295,927	263,056
2007 Restricted Stock Award(7)	1,092,877	115,092	417,064	249,228	115,092
Supplemental Savings Plan(8)	288,811	4,351	35,266	60,965	0
Welfare Payment(9)	17,169	0	24,534	24,534	0

Total Involuntary Not-for-Cause Severance Potential Payments	22,773,764	1,339,047	4,649,136	4,271,814	1,509,387

(1)
Because the Merger constituted a "change of control" and, therefore, any involuntary not-for-cause termination as of December 31, 2009 would have been treated as a termination in connection with a change in control for purposes of the policy and the plans, the lump sum cash severance payment represents benefits that would have been received by Messrs. Long, Newman and Brown under the Transocean Special Severance Plan for Shore-Based Employees and the Performance Award and Cash Bonus Plan. Messrs. Rosa and Bobillier were not eligible to participate in the Transocean Special Severance Plan for Shore-Based Employees so their benefits are calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)
Messrs. Long and Brown are the only named executive officers who had satisfied the age (at least 55 years of age) and service (at least five years of credited service) requirements under the PEP as of December 31, 2009 and were therefore eligible to receive actual payments under the plan as of December 31, 2009. Messrs. Long and Brown each could have received their respective PEP benefits through a lump sum payment after a six-month waiting period following termination. The amount of PEP benefits included in the table for Mr. Newman represents the present value of those benefits which would not have been payable as of December 31, 2009 but would be payable once he reaches 55 years of age.

(3)
The terms and conditions of the non-qualified option awards provide that upon an involuntary convenience of the Company termination, any unvested options terminate as of the date of termination.

(4)
The 2009 Contingent Deferred Unit Award ("CDU") is based upon the achievement of a performance standard over a three-year period ending on December 31, 2011. The actual number of deferred units received will be determined in the first 60 days of 2012, and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Upon an involuntary convenience of the Company termination, the named executive officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the named executive officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The February 2008 Special Retention Awards are time-vested awards, which vest in equal installments over three years, on the first, second and third anniversaries of the date of grant (February 12, 2008). Upon an involuntary convenience of the Company termination all of the restricted shares would vest.

(6)
The 2008 CDU is based upon the achievement of a performance standard over a three-year period ending on December 31, 2010. The actual number of deferred units received will be determined in the first 60 days of 2011, and is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Upon an involuntary convenience of the Company termination, the named executive officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the named executive officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(7)
Restricted shares granted in 2007 are time-vested awards, which vest in equal installments over three years, on the first, second and third anniversaries of the date of grant (July 21, 2007). Upon an involuntary convenience of the Company termination all of the restricted shares would vest.

(8)
Each named executive officer's supplemental savings plan benefit is equal to the balance, which includes interest, recorded in his account as of December 31, 2009. Each named executive officer is eligible to receive a single lump sum payment of the balance after a six-month waiting period after his termination. A participant may not receive a distribution or make any withdrawals prior to his termination.

(9)
Each named executive officer would receive continuation of coverage under the Company's medical and dental insurance plans for the lesser of two years or until he obtains other employment providing such benefits.

	Mr. Long ($)	Mr. Rosa ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Bobillier ($)

II. Voluntary Termination
Pension Equalization Plan	13,346,158	0	1,014,974	1,488,630	0
Equity Incentive Plan Compensation under our LTIP
2009 Stock Options	0	0	0	0	0
2008 Stock Options	0	0	0	0	0
2009 Contingent Deferred Unit Award(1)	1,901,502	0	0	375,250	0
2008 Special Retention Award	0	0	0	0	0
2008 Contingent Deferred Unit Award(1)	1,249,369	0	0	295,927	0
2007 Restricted Stock Award	0	0	0	0	0
Supplemental Savings Plan	288,811	4,351	35,266	60,965	0

Total Voluntary Termination Potential Payments	16,785,840	4,351	1,050,240	2,220,772	0

(1)
The 2008 and 2009 CDU awards contain a Rule of 70 provision, which provides that a pro-rata portion of this award will vest upon the retirement of a named executive officer who has reached the minimum age of 55 and has accumulated 70 years of combined age and service time. Messrs. Long and Brown would satisfy the requirements of the Rule of, so, for purposes of this award in the table above, they have been treated as if they retired and were entitled to a pro-rata portion of the award.

	Mr. Long ($)	Mr. Rosa ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Bobillier ($)

III. Retirement(1)
Non-Equity Incentive Plan Compensation	1,200,000	237,704	480,000	270,000	314,995
Pension Equalization Plan(2)	13,346,158	0	0	1,488,630	0
Equity Incentive Plan Compensation under our LTIP
2009 Stock Options	0	0	0	0	0
2008 Stock Options	0	0	0	0	0
2009 Contingent Deferred Unit Award(3)	1,901,502		0	375,250	0
2008 Special Retention Award	0	0	0	0	0
2008 Contingent Deferred Unit Award(3)	1,249,369	0	0	295,927	0
2007 Restricted Stock Award	0	0	0	0	0
Supplemental Savings Plan(2)	288,811	4,351	35,266	60,965	0

Total Retirement Potential Payments	17,985,840	242,055	515,266	2,490,772	314,995

(1)
Mr. Newman had not reached at least 55 years of age as of December 31, 2009 and was therefore not eligible for early retirement or normal retirement (age 65) under the PEP.

(2)
Messrs. Long and Brown were over 55 years of age as of December 31, 2009 and were therefore eligible for early retirement under the PEP. They would have been eligible to receive the same PEP and supplemental savings plan payments under this "III. Retirement" scenario as they would have received under the "II. Voluntary Termination" scenario described above.

(3)
The treatment of CDU awards upon retirement would be the same as the treatment described under "II. Voluntary Termination" above.

	Mr. Long ($)	Mr. Rosa ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Bobillier ($)

IV. Termination in Connection with a Change of Control
Cash Severance Payment(1)	7,176,000	484,789	1,202,000	2,152,800	419,994
Non-Equity Incentive Plan Compensation(1)	1,200,000	237,704	480,000	270,000	314,995
Outplacement Services(1)	60,000	24,239	10,400	22,500	21,000
Pension Equalization Plan	18,189,404	0	1,203,954	2,668,397	0
Equity Incentive Plan Compensation under our LTIP
2009 Stock Options(2)	3,499,191	552,498	1,266,160	690,622	690,622
2008 Stock Options(2)	0	0	0	0	0
2009 Contingent Deferred Unit Award(3)	6,212,401	980,932	2,247,937	1,226,102	1,226,102
2008 Special Retention Award(2)	0	0	283,673	237,967	0
2008 Contingent Deferred Unit Award(3)	2,093,846	289,303	826,510	495,889	440,927
2007 Restricted Stock Award(4)	1,092,877	115,092	417,064	249,228	115,092
Supplemental Savings Plan(5)	288,811	4,351	35,266	60,965	0
Welfare Payment(6)	17,110	0	24,448	24,448	0
Excise Tax Gross-Up(1)	0	0	0	0	0

Total Change of Control Termination Potential Payments	39,829,640	2,688,909	7,997,412	8,098,919	3,228,633

(1)
This assumes a change of control event as of December 31, 2009. Messrs. Long and Brown would receive payments under the executive change in control benefit. Messrs. Rosa, Newman and Bobillier would receive the same payments under this "IV. Termination in Connection with a Change of Control" scenario that they would receive under the "I. Involuntary Not-for-Cause Termination."

(2)
The unvested portions of the 2009 and 2008 stock options and 2008 special retention award vest immediately upon a change of control.

(3)
Each named executive officer is entitled to the number of deferred units equal to the target award for the 2009 and 2008 CDUs upon a change of control.

(4)
The unvested portion of the July 2007 restricted shares granted under the LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(5)
Each named executive officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(6)
Each named executive officer would receive continuation of coverage under the Company's medical and dental insurance plans for the lesser of two years or until he obtains other employment providing such benefits.

	Mr. Long ($)	Mr. Rosa ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Bobillier ($)

V. Death
Non-Equity Incentive Plan Compensation(1)	1,200,000	237,704	480,000	270,000	314,995
U.S. Pension Equalization Plan	10,598,238	0	622,316	1,167,811	0
Equity Incentive Plan Compensation under our LTIP
2009 Stock Options(2)	3,499,191	552,498	1,266,160	690,622	690,622
2008 Stock Options(2)	0	0	0	0	0
2009 Contingent Deferred Unit Award(3)	1,901,502	300,233	688,068	375,250	375,250
2008 Special Retention Award(2)	0	0	283,673	237,967	0
2008 Contingent Deferred Unit Award(3)	1,249,369	172,638	493,157	295,927	263,056
2007 Restricted Stock Award(4)	1,092,877	115,092	417,064	249,228	115,092
Supplemental Savings Plan(5)	288,811	4,351	35,266	60,965	0
Life Insurance Proceeds(6)	1,000,000	0	1,000,000	1,000,000	0

Total Death Potential Payments	20,829,988	1,382,516	5,285,704	4,347,770	1,759,016

(1)
Each named executive officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2009. If the named executive officer died on December 31, 2009, then this pro rata share would be equal to 100% of such named executive officer's targeted non-equity compensation for 2009.

(2)
The unvested portions of the 2009 and 2008 stock options and 2008 special retention award vest immediately upon death.

(3)
The beneficiary of each named executive officer is entitled to a pro-rata portion of deferred units for the 2009 CDUs upon such named executive officer's death. The beneficiary of each named executive officer is entitled to the number of deferred units equal to the target award for the 2008 CDUs upon such named executive officer's death.

(4)
The unvested portion of the July 2007 restricted shares granted under the LTIP would vest in the same way as described under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(5)
Each named executive officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(6)
We provide each of our named executive officers with a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000.

	Mr. Long ($)	Mr. Rosa ($)	Mr. Newman ($)	Mr. Brown ($)	Mr. Bobillier ($)

VI. Disability
Non-Equity Incentive Plan Compensation(1)	1,200,000	237,704	480,000	270,000	314,995
U.S. Pension Equalization Plan	13,346,158	0	1,014,974	1,488,630	0
Equity Incentive Plan Compensation under our LTIP
2009 Stock Options(2)	3,499,191	552,498	1,266,160	690,622	690,622
2008 Stock Options(2)	0	0	0	0	0
2009 Contingent Deferred Unit Award(3)	1,901,502	300,233	688,068	375,250	375,250
2008 Special Retention Award(2)	0	0	283,673	237,967	0
2008 Contingent Deferred Unit Award(3)	1,249,369	172,638	493,157	295,927	263,056
2007 Restricted Stock Award(4)	1,092,877	115,092	417,064	249,228	115,092
Supplemental Savings Plan(1)	288,811	4,351	35,266	60,965	0
Disability Benefits(5)	0	0	0	0	0

Total Disability Potential Payments	22,577,908	1,382,516	4,678,362	3,668,589	1,759,016

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this "VI. Disability" scenario would be the same as contemplated under the "V. Death" scenario described above.

(2)
The unvested portions of the 2009 and 2008 stock options and 2008 special retention award vest immediately upon disability.

(3)
Each named executive officer is entitled to a pro-rata portion of deferred units for the 2009 CDUs. Each named executive officer is entitled to the number of deferred units equal to the target award for the 2008 CDUs.

(4)
The unvested portion of the July 2007 restricted shares granted under the LTIP would vest in the same way as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(5)
None of our named executive officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees. The standard disability benefits that our named executive officers would receive in the event of their disability are described under "Compensation Discussion and Analysis—Other Benefits."

        The following table describes payments and other benefits to Mr. Long in connection with his retirement from employment with the Company effective February 28, 2010.

Retirement

Non-Equity Incentive Plan Compensation(1)	$—
Pension Equalization Plan(2)	$13,592,587
Equity Incentive Plan Compensation under our LTIP(3)
2009 Stock Options	$2,332,809
2008 Stock Options	$0
2009 Contingent Deferred Unit Award(4)	$3,962,394
2008 Contingent Deferred Unit Award(4)	$707,940
2007 Restricted Stock Award	$1,092,877
Supplemental Savings Plan(2)	$295,104
Transfer of country club membership	$14,000

(1)
Pursuant to the terms of the Bonus Plan, Mr. Long has the opportunity to receive a pro rata performance award for the 2010 performance period. The extent to which a performance award shall be deemed to have been earned shall be determined by multiplying the amount of the performance award that would have earned had Mr. Long not retired by a fraction the numerator of which is the number of full calendar months Mr. Long was employed during the performance period and the denominator of which is the total number of calendar months during the performance period. The grant of a performance award is subject to achievement by the Company of certain performance measures and the discretion of the Executive Compensation Committee. Mr. Long's target bonus opportunity is 100% of his base salary at the time he retired.

(2)
Estimated amount to be paid in a lump sum. The payment of these amounts is deferred until September 1, 2010 to comply with Section 409A of the Internal Revenue Code and applicable Treasury authorities.

(3)
On February 22, 2010, the Executive Compensation Committee of the Board of Directors approved the acceleration of the vesting of all stock options and time-vested restricted share awards held by Mr. Long upon his retirement as such that the awards will vest upon his retirement and be exercisable pursuant to the original terms of such awards. In addition, the Executive Compensation Committee approved a modification of the performance-based contingent deferred units held by Mr. Long at Retirement such that he will receive the entire amount of the units that he would have earned over the three-year performance cycle for the units, instead of a pro rata portion. The ultimate award he receives will be based on his target performance award modified by the Committee's determination of the Company's relative Total Shareholder Return (as that term is defined in the award) performance at the conclusion of the applicable performance cycle. The amount listed is based on the closing price of the Company's shares on the NYSE on December 31, 2009, which was $82.80, this amount represents the value of awards that would have been forfeited but for the action of the Executive Compensation Committee.

(4)
Based on the target (100%) payout. The actual number of deferred units received will be determined after the end of the applicable performance cycle and is contingent on the Company's performance in Total Shareholder Return relative to a subgroup of the Company's peer group.

        The following table describes payments and other benefits to Mr. Cauthen in connection with his resignation from employment with the Company effective August 31, 2009. Mr. Cauthen entered into a consulting arrangement with the Company to provide services to the Company from September 1, 2009 through August 31, 2010.

	Voluntary Termination

Severance Payments
Salary(1)	N/A
Lump Sum(2)	$—
Consulting Arrangement
Fees ($44,483.33/month)	$535,000	In aggregate
Supplemental waiver and release at conclusion	$75,000
Retirement Benefits(3)
Qualified Plan	N/A
PEP	$1,190,598	Lump sum
Welfare Payment(4)	N/A
Equity Incentive Plan Compensation under the LTIP(5)
Restricted Stock Awards	$6,031
Contingent Deferred Units(6)	TBD

(1)
As the termination was voluntary, Mr. Cauthen was not entitled to a severance salary payment.

(2)
Mr. Cauthen was entitled to receive a pro-rata portion of non-equity incentive compensation, if any, granted by the Executive Compensation Committee. However, the Executive Compensation Committee used its discretion and set the Bonus Plan award at $0 for all of the executive officers.

(3)
Mr. Cauthen has not reached retirement age and therefore is not eligible for a monthly benefit from the qualified pension plan. Mr. Cauthen can elect to commence benefits from the qualified plan anytime after reaching age 55. The benefit from the PEP includes additional service through June 30, 2012. The present value of the PEP benefits was discounted back to August 31, 2009.

(4)
Mr. Cauthen declined to enroll in retiree medical coverage.

(5)
Pursuant to an agreement with the Company, all of Mr. Cauthen's equity awards were treated as if the Company had terminated Mr. Cauthen for its convenience. This amount is only the incremental benefit attributable to the acceleration of the unvested equity awards resulting from Mr. Cauthen's resignation on August 31, 2009. Accordingly, the amount does not include the value of equity awards that vested prior to this date. The value of the accelerated equity award was determined using the average of high and low sales prices of our shares on the date of Mr. Cauthen's resignation from Transocean, $75.82.

(6)
Mr. Cauthen will receive a pro-rata portion of his 2008 and 2009 CDUs determined by multiplying the number of CDUs which would have otherwise been earned had Mr. Cauthen's employment not been terminated by a fraction, the numerator of which is the number of calendar days that Mr. Cauthen was employed during the performance cycle and the denominator of which is the number of days remaining in the performance cycle (419 days/ 906 days for the 2008 CDU award and 201 days/1,053 days for the 2009 CDU award). The determination for the vested awards will be made within the first 60 days of 2011 for the 2008 award and 2012 for the 2009 award and the distribution of the vested portion of the awards will be made on March 15, 2011 and 2012, respectively.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	731,108	$60.07	18,212,134
Equity compensation plans not approved by security holders(2)(3)	—	—	—

Total	731,108	$60.07	18,212,134

(1)
In addition to stock options, we are authorized to grant awards of restricted shares and deferred units under our Long-Term Incentive Plan, and 4,745,326 shares are available for future issuance pursuant to grants of restricted shares and deferred units under this plan.

(2)
Does not include 620,019 shares to be issued upon the exercise of options with a weighted average exercise price of $45.54 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe and (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to the Merger, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the Redomestication, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2008 and December 31, 2009, our directors held 28,749 share equivalents under the plan.

PROPOSAL 9.

Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2009 and Reelection of Ernst & Young Ltd., Zurich, as the Company's Auditor Pursuant to the Swiss Code of Obligations for a Further One-Year Term

Proposal

        The Board of Directors proposes that Ernst & Young LLP be appointed as the Company's independent registered public accounting firm for fiscal year 2010 and Ernst & Young Ltd., Zurich, be reelected as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2010 annual general meeting and terminating on the day of the 2011 annual general meeting.

        Representatives of Ernst & Young LLP and Ernst & Young Ltd. will be present at the annual general meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Voting Requirement to Approve Proposal

        The affirmative "FOR" vote of a majority of the votes cast in person or by proxy at the annual general meeting, not counting abstentions or blank or invalid ballots.

Recommendation

        Our Board of Directors recommends a vote "FOR" the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year 2010 and the election of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2010 annual general meeting and terminating on the day of the 2011 annual general meeting.

FEES PAID TO ERNST & YOUNG

        Audit Fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2009 and 2008 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2009 and 2008 are as follows, as described below:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2009	$5,594,545	$211,487	$1,059,602	$182,948
Fiscal year 2008	$4,260,541	$647,938	$2,042,012	$38,318

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)
The audit related fees include services in connection with the Redomestication Transaction, other accounting consultations, employee benefit plan audits and attest services related to financial reporting.

(3)
Tax fees were for tax preparation, tax compliance and tax advice, including tax services related to our expatriate program.

(4)
All other fees were for test monitoring services and certain legislative updates and other publications and subscription services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2009 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

        The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2010. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

 OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

        The members of the Executive Compensation Committee of the Board of Directors during the last completed fiscal year were John L. Whitmire, Chairman, Martin B. McNamara, Edward R. Muller, and Robert M. Sprague. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2009, the Company believes that no director, officer or beneficial owner of more than ten percent of the shares failed to file a report on a timely basis during 2009.

Solicitation of Proxies

        The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D. F. King & Co., Inc. for a fee of $18,500, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

        As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2009 Annual Report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Proposals of Shareholders

        Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under

Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2010 annual general meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., Blandonnet International Business Center, Chemin de Blandonnet 2, Building F, 7th Floor, CH-1214 Vernier, Switzerland by no later than December 2, 2010. However, if the date of the 2011 annual general meeting changes by more than 30 days from the anniversary of the 2010 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

        Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an annual meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 15 days before or 30 days after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the general meeting of shareholders. The deadline under our Articles of Association for submitting proposals will be March 10, 2011 for the 2011 annual meeting unless it is more than 15 days before or 30 days after May 14, 2011. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

        If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

  •
  a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

  •
  any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

  •
  the consent of each nominee to serve as a director if so elected.

        The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., c/o Reichlin & Hess, Rechtsanwälte, Hofstrasse 1A, CH-6300 Zug, Switzerland.

Annexes

Annex A

Change of the Company's Place of Incorporation in Switzerland

        The Board of Directors proposes that Article 1 of the Articles of Association be amended to read as follows (changes marked):

"Artikel 1	"Article 1
Firma, Sitz	Name, Place of Incorporation
Unter der Firma	Under the name
Transocean Ltd.	Transocean Ltd.
(die Gesellschaft)	(the Company)
besteht eine Aktiengesellschaft mit Sitz in ~~Zug~~ Steinhausen, Kanton Zug, Schweiz."	there exists a corporation with its place of incorporation in ~~Zug~~ Steinhausen, Canton of Zug, Switzerland."

Annex B

Renewal of the Company's Authorized Share Capital

        The Board of Directors proposes that Article 5 paragraph 1 of the Articles of Association be amended to read as follows (changes marked):

"Artikel 5	"Article 5
Genehmigtes Aktienkapital	Authorized Share Capital
(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum ~~18. Dezember 2010~~14. Mai 2012 im Maximalbetrag von CHF 2'514'264'735 durch Ausgabe von höchstens 167'617'649 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 15 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig."	(1) The Board of Directors is authorized to increase the share capital, at any time until ~~December 18, 2010~~ May 14, 2012, by a maximum amount of CHF 2,514,264,735 by issuing a maximum of 167,617,649 fully paid up Shares with a par value of CHF 15 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible."

Annex C

Distribution to Shareholders in the Form of a Par Value Reduction

        The Board of Directors submits the shareholder resolution set forth below for approval by the Company's shareholders. The definitive numbers in the following resolution will be completed based upon the USD amount recommended by the Board of Directors (i.e., USD 3.11 per share), the Company's actual registered share capital as of the date of the 2010 annual general meeting, and the exchange rate (rounded down to the nearest 0.01) as determined by the Board of Directors in its discretion, based on an exchange rate prevailing approximately two business days prior to the date of the 2010 annual general meeting (hereinafter the "Exchange Rate"). The Board of Directors will communicate the definitive numbers prior to the date of the annual general meeting. The bracketed numbers in the proposed shareholder resolution set forth below are included for illustrative purposes only and are based on the assumption that (A) the Company's registered share capital as of the date of the 2010 annual general meeting amounts to CHF 5,028,529,470 divided into 335,235,298 registered shares with a par value of CHF 15 each and (B) the Exchange Rate is CHF 1.07 per one USD.

        If the capital reduction is approved by shareholders at the 2010 annual general meeting in accordance with the resolution below, then, in addition to the impact on the par value of previously issued issues, the par value of any share issued out of Company's conditional share capital or authorized share capital on or after the date of the 2010 annual general meeting and prior to the last capital reduction date, shall be (x) on the date such share is issued, CHF 15, less an amount equal to the amount of one partial capital reduction, multiplied by the number of capital reduction dates on or prior to such date, and (y) reduced by an amount equal to the amount of one partial capital reduction on each capital reduction date thereafter.

Shareholder Resolution

        IT IS RESOLVED, that based on an auditor report dated, on or about, the date of this annual general meeting, which (A) was prepared by Ernst & Young Ltd., Zurich, Switzerland, the state supervised auditing enterprise present at the 2010 annual general meeting, in accordance with article 732 para. 2 of the Swiss Code, (B) confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the full capital reduction resolved herein, and (C) is available at the 2010 annual general meeting:

1.
the registered share capital of the Company in the aggregate amount of CHF [5,028,529,470] shall be reduced by the amount of CHF [1,126,390,601.28];

2.
it is acknowledged and recorded that the report of the auditor dated as of the date of this annual general meeting confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the share capital reduction described in clause (1) above;

3.
subject to clause (5) and (6) below, the capital reduction described in clause (1) above shall be accomplished as follows:

•
by reducing the par value per registered share from CHF 15.00 to CHF [11.64] in four steps, i.e., from CHF 15.00 to CHF [14.16] to be submitted to the commercial register in July 2010 or as soon after such period as is practicable; from CHF [14.16] to CHF [13.32] to be submitted to the commercial register in October 2010 or as soon after such period as is practicable; from CHF [13.32] to CHF [12.48] to be submitted to the commercial register in January 2011 or as soon after such period as is practicable; and from CHF [12.48] to CHF [11.64] to be submitted to the commercial register in April 2011 or as soon after such period as is practicable (each such reduction, a "Partial Per Share Reduction");

•
by payment of each Partial Per Share Reduction as soon as reasonably possible after the date of such Partial Per Share Reduction's registration with the commercial register, in each case to be paid in USD converted at an exchange rate, as determined by the Board of Directors in its discretion, based on an exchange rate prevailing approximately two business days prior to date of the relevant installment payment, unless a shareholder elects to receive the Partial Per Share Reduction in CHF; and

  •
  an updated report in accordance with article 732 para. 2 Swiss Code by a state supervised auditing enterprise shall be prepared in connection with, and be a condition to, each Partial Per Share Reduction; and

4.
the aggregate amount of the capital reduction set forth in clause 1 (and corresponding amount of Partial Per Share Reductions) shall be increased by the amount of the par value reductions with respect to shares issued out of the Company's authorized share capital or conditional share capital on or after the date of the 2010 annual general meeting and prior to the date on which the last Partial Per Share Reduction is registered in the commercial register.

5.
the Articles of Association of the Company shall be amended as follows:

5.1
First partial capital reduction to be submitted for registration with the commercial register in July 2010 or as soon after such period as is practicable; provided that:

•
the resolution to reduce the share capital was published three times in the Swiss Official Gazette of Commerce before the first partial capital reduction and in the manner provided for by the Articles of Association;

•
the creditors of the Company were thereby notified that they could request satisfaction or security by filing their claims within two months after the date of the last of the three publications in the Swiss Official Gazette of Commerce described above;

•
the two-month time period described above has expired and all creditors who have filed claims within such period have, to the extent so required, been satisfied or secured; and

•
a public deed of compliance has been established.

        Article 4, Article 5 paragraph 1 and Article 6 paragraph 1 (not including (a) and (b)) of the Articles of Association shall be amended to read as of the date of registration in the commercial register of the first partial capital reduction as follows:

"Artikel 4	"Article 4
Aktienkapital	Share Capital
Das Aktienkapital der Gesellschaft beträgt CHF [4'746'931'819.68]*, eingeteilt in [335'235'298]* voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF ~~15~~ [14.16] (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien)."	The share capital of the Company is CHF [4,746,931,819.68]* and is divided into [335,235,298]* fully paid registered shares. Each registered share has a par value of CHF ~~15~~ [14.16] (each such registered share hereinafter a Share and collectively the Shares)."

*
Except for par value, subject to adjustment as a result of any capital increase out of authorized share capital prior to the application to the commercial register.

"Artikel 5	"Article 5
Genehmigtes Aktienkapital	Authorized Share Capital
(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 14. Mai 2012** im Maximalbetrag von CHF [2'373'465'909.84]* durch Ausgabe von höchstens [167'617'649]* vollständig zu liberierenden Aktien mit einem Nennwert von je CHF ~~15~~ [14.16] zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig."	(1) The Board of Directors is authorized to increase the share capital, at any time until May 14, 2012**, by a maximum amount of CHF [2,373,465,909.84]* by issuing a maximum of [167,617,649]* fully paid up Shares with a par value of CHF ~~15~~ [14.16] each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible."

"Artikel 6	"Article 6
Bedingtes Aktienkapital	Conditional Share Capital
Das Aktienkapital kann sich durch Ausgabe von höchstens [2'373'465'909.84]* voll zu liberierenden Aktien im Nennwert von je CHF ~~15~~ [14.16] um höchstens CHF [167'617'649]* erhöhen durch:" (im Übrigen bleibt der Absatz unverändert)	The share capital may be increased in an amount not to exceed CHF [2,373,465,909.84]* through the issuance of up to [167,617,649* fully paid-up Shares with a par value of CHF ~~15~~ [14.16] per Share through:" (remainder of paragraph unchanged)

*
Except for par value, subject to adjustment as a result of any capital increase out of authorized share capital or conditional share capital prior to the application to the commercial register.

**
Assuming the proposed resolution under Proposal 5 has been approved; otherwise, the expiration date would continue to be December 18, 2010.
5.2
Second partial capital reduction to be submitted for registration with the commercial register in October 2010 or as soon after such period as is practicable; provided that:

•
the first partial capital reduction has been effected in accordance with this resolution and entered into the commercial register;

•
the resolution to reduce the share capital was published three times in the Swiss Official Gazette of Commerce before the second partial capital reduction and in the manner provided for by the Articles of Association;

•
the creditors were thereby notified that they could request satisfaction or security by filing their claims within two months after the date of the last of the three publications in the Swiss Official Gazette of Commerce described above;

•
the two-month time period described above has expired and all creditors who have filed claims within such period have, to the extent so required, been satisfied or secured;

•
an auditor report prepared in accordance with article 732 para. 2 of the Swiss Code, which report is up-to-date at the time of the second partial capital reduction, is available and confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the full capital reduction; and

  •
  a public deed of compliance has been established with respect to the second partial capital reduction.

        Article 4, Article 5 paragraph 1 and Article 6 paragraph 1 (not including (a) and (b)) of the Articles of Association shall be amended to read as of the date of registration in the commercial register of the second partial capital reduction as follows:

"Artikel 4	"Article 4
Aktienkapital	Share Capital
Das Aktienkapital der Gesellschaft beträgt CHF [4'465'334'169.36]*, eingeteilt in [335'235'298]* voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF [13.32] (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien)."	The share capital of the Company is CHF [4,465,334,169.36]* and is divided into [335,235,298]* fully paid registered shares. Each registered share has a par value of CHF [13.32] (each such registered share hereinafter a Share and collectively the Shares)."

"Artikel 5	"Article 5
Genehmigtes Aktienkapital	Authorized Share Capital
(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 14. Mai 2012** im Maximalbetrag von CHF [2'232'667'084.68]* durch Ausgabe von höchstens [167'617'649]* vollständig zu liberierenden Aktien mit einem Nennwert von je CHF [13.32] zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig."	(1) The Board of Directors is authorized to increase the share capital, at any time until May 14, 2012**, by a maximum amount of CHF [2,232,667,084.68]* by issuing a maximum of [167,617,649]* fully paid up Shares with a par value of CHF [13.32] each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible."

"Artikel 6	"Article 6
Bedingtes Aktienkapital	Conditional Share Capital
Das Aktienkapital kann sich durch Ausgabe von höchstens [2'232'667'084.68]* voll zu liberierenden Aktien im Nennwert von je CHF [167'617'649]* um höchstens CHF [13.32] erhöhen durch:" (im Übrigen bleibt der Absatz unverändert)	The share capital may be increased in an amount not to exceed CHF [2,232,667,084.68]* through the issuance of up to [167,617,649]* fully paid-up Shares with a par value of CHF [13.32] per Share through:" (remainder of paragraph unchanged)

*
Except for par value, subject to adjustment as a result of any capital increase out of authorized share capital or conditional share capital prior to the application to the commercial register.

**
Assuming the proposed resolution under Proposal 5 has been approved; otherwise, the expiration date would continue to be December 18, 2010.

5.3
Third partial capital reduction to be submitted for registration with the commercial register in January 2011 or as soon after such period as is practicable; provided that:

•
the first and second partial capital reduction have been effected in accordance with this resolution and entered into the commercial register;

•
the resolution to reduce the share capital was published three times in the Swiss Official Gazette of Commerce before the third partial capital reduction and in the manner provided for by the Articles of Association;

•
the creditors were thereby notified that they could request satisfaction or security by filing their claims within two months after the date of the last of the three publications in the Swiss Official Gazette of Commerce described above;

•
the two-month time period described above in view of the third partial reduction has expired and all creditors who have filed claims within such period have, to the extent so required, been satisfied or secured;

•
an auditor report prepared in accordance with article 732 para. 2 of the Swiss Code, which report is up-to-date at the time of the third partial capital reduction, is available and confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the full capital reduction; and

•
a public deed of compliance has been established with respect to the third partial capital reduction.

        Article 4, Article 5 paragraph 1 and Article 6 paragraph 1 (not including (a) and (b)) of the Articles of Association shall be amended to read as of the date of registration in the commercial register of the third partial capital reduction as follows:

"Artikel 4	"Article 4
Aktienkapital	Share Capital
Das Aktienkapital der Gesellschaft beträgt CHF [4'183'736'519.04]*, eingeteilt in [335'235'298]* voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF [12.48] (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien)."	The share capital of the Company is CHF [4,183,736,519.04]* and is divided into [335,235,298]* fully paid registered shares. Each registered share has a par value of CHF [12.48] (each such registered share hereinafter a Share and collectively the Shares)."

*
Except for par value, subject to adjustment as a result of any capital increase out of authorized share capital or conditional share capital prior to the application to the commercial register.

"Artikel 5	"Article 5
Genehmigtes Aktienkapital	Authorized Share Capital
(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 14. Mai 2012** im Maximalbetrag von CHF [2'091'868'259.52]* durch Ausgabe von höchstens [167'617'649]* vollständig zu liberierenden Aktien mit einem Nennwert von je CHF [12.48] zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig."	(1) The Board of Directors is authorized to increase the share capital, at any time until May 14, 2012**, by a maximum amount of CHF [2,091,868,259.52]* by issuing a maximum of [167,617,649]* fully paid up Shares with a par value of CHF [12.48] each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible."

"Artikel 6	"Article 6
Bedingtes Aktienkapital	Conditional Share Capital
Das Aktienkapital kann sich durch Ausgabe von höchstens [2'091'868'259.52]* voll zu liberierenden Aktien im Nennwert von je CHF [167'617'649]* um höchstens CHF [12.48] erhöhen durch:" (im Übrigen bleibt der Absatz unverändert)	The share capital may be increased in an amount not to exceed CHF [2,091,868,259.52]* through the issuance of up to [167,617,649]* fully paid-up Shares with a par value of CHF [12.48] per Share through:" (remainder of paragraph unchanged)

*
Except for par value, subject to adjustment as a result of any capital increase out of authorized share capital or conditional share capital prior to the application to the commercial register.

**
Assuming the proposed resolution under Proposal 5 has been approved; otherwise, the expiration date would continue to be December 18, 2010.
5.4
Fourth partial capital reduction to be submitted for registration with the commercial register in April 2011 or as soon after such period as is practicable; provided that:

•
the first, second and third partial capital reductions have been effected in accordance with this resolution and entered into the commercial register;

•
the resolution to reduce the share capital was published three times in the Swiss Official Gazette of Commerce before the fourth partial capital reduction and in the manner provided in the Articles of Association;

•
the creditors were thereby notified that they could request either satisfaction or security by filing their claims within two months after the date of the last of the three publications in the Swiss Official Gazette of Commerce described above;

•
the two-month time period described above in view of the fourth partial reduction has expired and all creditors who have filed claims within such period have, to the extent so required, been satisfied or secured;

•
an auditor report prepared in accordance with article 732 para. 2 of the Swiss Code, which report is up-to-date at the time of the fourth partial capital reduction, is available and confirms that the receivables of the creditors of the Company are fully covered by assets after giving effect to the full capital reduction; and

  •
  a public deed of compliance has been established with respect to the fourth partial capital reduction.

        Article 4, Article 5 paragraph 1 and Article 6 paragraph 1 (not including (a) and (b)) of the Articles of Association shall be amended to read as of the date of registration in the commercial register of the fourth partial capital reduction as follows:

"Artikel 4	"Article 4
Aktienkapital	Share Capital
Das Aktienkapital der Gesellschaft beträgt CHF [3'902'138'868.72]*, eingeteilt in [335'235'298]* voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von CHF [11.64] (jede Namenaktie nachfolgend bezeichnet als Aktie bzw. die Aktien)."	The share capital of the Company is CHF [3,902,138,868.72]* and is divided into [335,235,298]* fully paid registered shares. Each registered share has a par value of CHF [11.64] (each such registered share hereinafter a Share and collectively the Shares)."

"Artikel 5	"Article 5
Genehmigtes Aktienkapital	Authorized Share Capital
(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 14.Mai 2012** im Maximalbetrag von CHF [1'951'069'434.36]* durch Ausgabe von höchstens [167'617'649]* vollständig zu liberierenden Aktien mit einem Nennwert von je CHF [11.64] zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig."	(1) The Board of Directors is authorized to increase the share capital, at any time until May 14, 2012**, by a maximum amount of CHF [1,951,069,434.36]* by issuing a maximum of [167,617,649]* fully paid up Shares with a par value of CHF [11.64] each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible."

"Artikel 6	"Article 6
Bedingtes Aktienkapital	Conditional Share Capital
Das Aktienkapital kann sich durch Ausgabe von höchstens CHF [1'951'069'434.36]* voll zu liberierenden Aktien im Nennwert von je CHF [167'617'649]* um höchstens CHF [11.64] erhöhen durch:" (im Übrigen bleibt der Absatz unverändert)	The share capital may be increased in an amount not to exceed CHF [1,951,069,434.36]* through the issuance of up to [167,617,649]* fully paid-up Shares with a par value of CHF [11.64] per Share through:" (remainder of paragraph unchanged)

*
Except for par value, subject to adjustment as a result of any capital increase out of authorized share capital or conditional share capital prior to the application to the commercial register.

**
Assuming the proposed resolution under Proposal 5 has been approved; otherwise, the expiration date would continue to be December 18, 2010.

6.
It is the task of the Board of Directors to execute this resolution of the 2010 annual general meeting, including, but not limited to, setting the record date and the payment date in relation to each partial capital reduction payment, and to file the required applications with the Commercial Register of the Canton of Zug, Switzerland (article 716a para. 1 point 6 in conjunction with art. 734 of the Swiss Code). In the event that an auditor report prepared in accordance with article 732 para. 2 of the Swiss Code for the second, third or fourth partial capital reductions does not confirm that the receivables of the creditors of the Company are fully covered by assets after giving effect to the full capital reduction or creditors of the Company have requested satisfaction of or security for their claims, and such claims have not been satisfied or secured, to the extent so required, any subsequent partial capital reduction may not be effected.

Annex D

Amendments to the Articles of Association to Reflect The Swiss Federal Act on Intermediated Securities

        The Board of Directors proposes that Article 7 paragraph 1 and Article 8 of the Articles of Association be amended to read as follows (changes marked):

"Artikel 7	"Article 7
Aktienbuch, Rechtsausübung, Eintragungsbeschränkungen, Nominees	Share Register, Exercise of Rights, Restrictions on Registration, Nominees

(1) Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Firma und Sitz) eingetragen. Die Gesellschaft oder der von ihr mit der Aktienbuchführung beauftragte Dritte ist berechtigt, bei Eintragung im Aktienbuch von der antragstellenden Person einen angemessen Nachweis seiner Berechtigung an den Aktien zu verlangen. Ändert eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.
(1) The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the Shares as well as the nominees. The Company or the third party maintaining the share register on behalf of the Company shall be entitled to request at the time of the entry into the share register from the Person requesting such entry appropriate evidence of that Person's title to the Shares. A Person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.
Artikel 8	Article 8
~~Aktienzertifikate~~ Form der Aktien	~~Share Certificates~~ Form of Shares
(1) Die Gesellschaft gibt Aktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Aktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt die Kosten, die bei einer solchen Umwandlung anfallen.	(1) The Company may issue Shares in the form of individual certificates, global certificates or uncertificated securities. Subject to applicable law, the Company may convert the Shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear all cost associated with any such conversion.

(2) ~~(1)~~ Ein Aktionär ~~kann von der Gesellschaft jederzeit eine~~ hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Aktien in eine andere Form. Jeder Aktionär kann jedoch jederzeit die Ausstellung einer Bescheinigung über die von ihm ~~gehaltenen Aktien verlangen. Der Aktionär hat jedoch keinen Anspruch, den Druck und die Auslieferung von Aktienzertifikaten zu~~ gemäss Aktienbuch gehaltenen Namenaktien verlangen.
(2) ~~(1)~~ A shareholder ~~may~~ has no right to request a conversion of the Shares from one form into another form. Each shareholder may, however, at any time request ~~an~~a written attestation of the number of Shares held by it as reflected in the share register.  ~~The shareholder is not entitled, however, to request that certificates representing the Shares be printed and delivered.~~

~~(2) Die Gesellschaft kann jederzeit Zertifikate für Aktien drucken und ausliefern und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.~~	~~(2) The Company may at any time print and deliver certificates for the Shares, and may, with the consent of the shareholder, cancel issued certificates that are delivered to it without replacement.~~.

(3) ~~Nicht-verurkundete Aktien und die damit verbundenen Rechte können nur durch schriftliche Zession übertragen werden. Eine solche Zession bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nicht-verurkundete Aktien.~~ Werden Bucheffekten im Auftrag der Gesellschaft oder des Aktionärs von einer Verwahrungsstelle, einem Registrar, Transfer Agenten, einer Trust Gesellschaft, Bank oder einer ähnlichen Gesellschaft verwaltet (~~der Transfer Agent~~ die Verwahrungsstelle), so setzt Wirksamkeit gegenüber der Gesellschaft voraus, dass diese ~~Aktien~~ Bucheffekten und die damit verbundenen Rechte ~~nur~~ unter Mitwirkung ~~desTransfer Agenten~~ der Verwahrungsstelle übertragen oder daran Sicherheiten bestellt werden.
(3) ~~Uncertificated Shares and the appurtenant rights associated therewith may be transferred only by written assignment. For the assignment to be valid against the Company, notification to the Company shall be required. If uncertificated Shares~~ If intermediated securities are administered on behalf of the Company or a shareholder by ~~a~~ an intermediary, registrar, transfer agent, trust company, bank or similar entity (the ~~Transfer Agent), such Shares~~ Intermediary), any transfer or grant of a security interest in such intermediated securities and the appurtenant rights associated therewith, in order for such transfer or grant of a security interest to be valid against the Company, ~~may be transferred only with~~ requires the cooperation of the ~~Transfer Agent~~ Intermediary.
~~(4) Werden nicht-verurkundete Aktien zugunsten von jemand anderem als dem Transfer Agenten verpfändet, so ist zur Gültigkeit der Verpfändung eine Anzeige an den Transfer Agenten erforderlich.~~	~~(4) If uncertificated Shares are pledged in favor of any person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective~~ Intermediary.

(4) ~~(5)~~ Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate zu drucken und auszugeben, müssen die Aktienzertifikate die Unterschrift von zwei zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile-Unterschriften sind erlaubt.
(4)~~(5)~~ If the Company decides to print and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.
~~(6) Die Gesellschaft kann in jedem Fall Aktienzertifikate ausgeben, die mehr als eine Aktie verkörpern.~~	~~(6) The Company may in any event issue share certificates representing more than one Share.~~

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date TRANSOCEAN LTD. M20322-P91863 For Against Abstain TRANSOCEAN LTD. C/O REICHLIN & HESS RECHTSANWALTE HOFSTRASSE 1A 6300 ZUG, SWITZERLAND For Against Abstain VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors as to all ad hoc proposals and "FOR" proposals 1, 2, 3, 4, 5, 6, 7 and 9 and "FOR" each director nominee listed below. 8a. Steven L. Newman 1. Approval of the 2009 Annual Report, the consolidated financial statements of Transocean Ltd. for fiscal year 2009 and the statutory financial statements of Transocean Ltd. for fiscal year 2009. 8. Election of directors (please mark the boxes next to each nominee): 8b. Thomas W. Cason 3. Appropriation of available earnings for fiscal year 2009 to be carried forward. 4. Change of the Company's place of incorporation in Switzerland. 5. Renewal of the Company's authorized share capital. 7. Amendments to the Articles of Association to reflect The Swiss Federal Act on Intermediated Securities. 2. Discharge of the members of the Board of Directors and the executive officers from liability for activities during fiscal year 2009. 0 0 0 0 Yes No The signatory appoints Transocean Ltd. as proxy The signatory appoints the independent representative, Rainer Hager, as proxy The signature on this Proxy Card should correspond exactly with the shareholder's name as printed above. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title. 6. Distribution to shareholders in the form of a par value reduction. Reelection of Class II Directors for a three-year term: 8c. Robert M. Sprague 8e. John L. Whitmire 8d. J. Michael Talbert 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 9. Appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2010 and reelection of Ernst & Young Ltd., Zurich, as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term. Election of a Class II Director for a three-year term: 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 10. In the event of proposals during the Annual General Meeting ("Ad Hoc Proposals") on which voting is permissible under Swiss law, Transocean Ltd. or the Independent Representative, as applicable, is authorized to vote as follows: 0 0 0 As Recommended by the Board of Directors

M20323-P91863 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be Held May 14, 2010: The proxy statement and annual report to shareholders are available at http://www.deepwater.com/proxymaterials.cfm Transocean Ltd. Admission Card If you choose to attend the Transocean Ltd. Annual General Meeting on May 14, 2010 at 4:00 p.m. Swiss Time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland, in person, please present this admission card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting. Your vote is important. To ensure the shares are represented, you should complete, sign and date the below proxy card and return it promptly in the enclosed postage pre-paid envelope, whether or not you expect to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting. You Must Separate This Admission Card Before Returning the Proxy Card in the Enclosed Envelope. Transocean Ltd. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope either to: Transocean Ltd., Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or, if granting a proxy to the independent representative Rainer Hager, Attorney-at-Law and Notary, Schweiger, Advokatur/Notariat, Dammtrasse 19, 6300 Zug, Switzerland. We urge you to return this Proxy Card by 4 p.m. Eastern Daylight Time (EDT) on May 13, 2010 to ensure that your Proxy Card is timely submitted. INDICATE ON THE REVERSE SIDE OF THIS PROXY CARD WHETHER: The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints Transocean Ltd. as proxy, with full powers of substitution, to represent the signatory at the Annual General Meeting on May 14, 2010 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting; or The signatory, revoking any proxy heretofore given in connection with the Annual General Meeting described below, appoints the independent representative, Rainer Hager (the Independent Representative), with full powers of substitution, to represent the signatory at the Annual General Meeting on May 14, 2010 and to vote all shares the signatory is entitled to vote at such Annual General Meeting on all matters properly presented at the meeting. If you appoint either Transocean Ltd. or the Independent Representative to represent you at the Annual General Meeting on May 14, 2010 by indication on the reverse side of this Proxy Card, please also provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific voting instructions, your voting rights will be exercised in the manner recommended by the Board of Directors as to all ad hoc proposals and "FOR" proposals 1, 2, 3, 4, 5, 6, 7 and 9 and "FOR" each director nominee listed on the reverse side and Transocean Ltd. will act as your proxy. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting. Continued on the reverse side. Must be signed and dated on the reverse side.